Exhibit 4.2
TELEFLEX INCORPORATED
as Issuer
EACH OF THE GUARANTORS PARTY HERETO
as Guarantors
WELLS FARGO BANK, N.A.
as Trustee

Second Supplemental Indenture
Dated as of June 13, 2011
to the Indenture dated as
of
August 2, 2010

6.875% Senior Subordinated Notes due 2019

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ii

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     SECOND SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of June 13, 2011, among Teleflex Incorporated, a Delaware corporation (the “Company”), the Guarantors listed on Schedule A hereto (the “Guarantors”) and Wells Fargo Bank, N.A, (the “Trustee”) as trustee under the Indenture dated as of August 2, 2010, between the Company and the Trustee (as amended or supplemented from time to time in accordance with the terms thereof, the “Original Indenture”).
RECITALS OF THE COMPANY
     WHEREAS, the Company executed and delivered the Original Indenture to the Trustee to provide, among other things, for the issuance, from time to time, of the Company’s unsecured Securities, in an unlimited aggregate principal amount, in one or more series to be established by the Company under, and authenticated and delivered as provided in, the Original Indenture;
     WHEREAS, Section 9.1(j) of the Original Indenture provides for the Company and the Trustee to enter into supplemental indentures to the Original Indenture to establish the form and terms of Securities of any series as contemplated by Section 2.1 of the Original Indenture;
     WHEREAS, the Board of Directors has duly adopted resolutions authorizing the Company to execute and deliver this Supplemental Indenture;
     WHEREAS, pursuant to the terms of the Original Indenture, the Company desires to establish a new series of its Securities to be known as its “6.875% Senior Subordinated Notes due 2019” (the “Notes”), the form and substance of such Notes and the terms, provisions and conditions thereof to be set forth as provided in the Original Indenture and this Supplemental Indenture;
     WHEREAS, the Form of Note, the certificate of authentication to be borne by each Note and the Form of Assignment and Transfer contemplated under the terms of the Notes are to be substantially in the forms hereinafter provided; and
     WHEREAS, the Company and the Guarantors have requested that the Trustee execute and deliver this Supplemental Indenture.
     NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH, for and in consideration of the premises and the purchases of the Notes by the Holders thereof, it is mutually agreed, for the benefit of the Company and the Guarantors and the equal and proportionate benefit of all Holders of the Notes, as follows:
ARTICLE 1.
DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION
Section 1.01 Scope of Supplemental Indenture.
     Unless otherwise stated, the terms and provisions contained in the Original Indenture shall constitute, and are hereby expressly made, a part of this Supplemental Indenture and the Company, the Guarantors and the Trustee, by their execution and delivery of this Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby. Notwithstanding any of the foregoing to the contrary, the provisions of this Supplemental Indenture shall supersede any corresponding provisions in the Original Indenture, and to the extent any provision of the Original Indenture conflicts with the express provisions of this Supplemental Indenture, the provisions of this Supplemental Indenture shall govern and be controlling. The changes, modifications and supplements to the Original Indenture effected by this Supplemental Indenture shall be applicable only with respect to, and shall only govern the terms of, the

Notes, which may be issued from time to time, and shall not apply to any other Securities that may be issued under the Original Indenture unless a supplemental indenture with respect to such other Securities specifically incorporates such changes, modifications and supplements.
Section 1.02 Definitions.
     For all purposes of this Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires:
          (a) the terms defined in this Article 1 shall have the meanings assigned to them in this Article 1 and include the plural as well as the singular;
          (b) all words, terms and phrases defined in the Original Indenture (but not otherwise defined herein) shall have the same meanings as in the Original Indenture;
          (c) all other terms used herein that are defined in the Trust Indenture Act, either directly or by reference therein, shall have the meanings assigned to them in the Trust Indenture Act;
          (d) all accounting terms not otherwise defined herein shall have the meanings assigned to them in accordance with generally accepted accounting principles, and, except as otherwise herein expressly provided, the term “generally accepted accounting principles” with respect to any computation required or permitted hereunder shall mean such accounting principles as are generally accepted at the date of this instrument; and
          (e) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision.
     “Acquired Debt” means, with respect to any specified Person:
          (1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and
          (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.
     “Additional Notes” has the meaning specified in Section 2.01.
     “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings. No Person (other than the Company or any Subsidiary of the Company) in whom a Securitization Subsidiary makes an Investment in connection with a Qualified Securitization Facility will be deemed to be an Affiliate of the Company or any of its Subsidiaries solely by reason of such Investment.
     “Affiliate Transaction” has the meaning specified in Section 4.06(a).

     “Agent Members” has the meaning specified in Section 2.02(a).
     “Applicable Premium” means, with respect to any Note being redeemed pursuant to Section 3.02(b) on any redemption date, the greater of:
          (1) 1.0% of the principal amount of the Note; or
          (2) the excess, if any, of:
          (a) the present value at such redemption date of (i) the redemption price of the Note at June 1, 2015 (such redemption price being set forth in the table appearing in Section 3.02(d)) plus (ii) all required interest payments due on the Note through June 1, 2015, (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over
          (b) the principal amount of the Note.
     “Asset Sale” means:
          (1) the sale, lease, conveyance or other disposition of any assets or rights by the Company or any of the Company’s Restricted Subsidiaries; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by Section 4.08 and/or Section 5.01 and not by Section 4.05; and
          (2) the issuance of Equity Interests by any of the Company’s Restricted Subsidiaries or the sale by the Company or any of the Company’s Restricted Subsidiaries of Equity Interests in any of the Company’s Subsidiaries (other than preferred stock of Restricted Subsidiaries issued in compliance with Section 4.04).
     Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:
          (1) any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $25.0 million;
          (2) to the extent allowable under Section 1031 of the Code, any exchange of like property (excluding any boot thereon) for use in a Permitted Business;
          (3) the lease, assignment or sub-lease of any real or personal property in the ordinary course of business;
          (4) any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;
          (5) any financing transaction with respect to property built or acquired by the Company or any of its Restricted Subsidiary after the date of this Supplemental Indenture, including any sale and leaseback transactions and asset securitizations permitted by the Indenture;
          (6) the sale or discount of inventory, accounts receivable or notes receivable in the ordinary course of business or the conversion of accounts receivable to notes receivable;
          (7) a transfer of assets between or among the Company and its Restricted Subsidiaries;

          (8) an issuance of Equity Interests by a Restricted Subsidiary of the Company to the Company or to a Restricted Subsidiary of the Company;
          (9) the sale, lease or other transfer of products, services or accounts receivable in the ordinary course of business and any sale or other disposition of damaged, worn-out, obsolete or no longer used assets in the ordinary course of business (including the abandonment or other disposition of intellectual property that is, in the reasonable judgment of the Company, no longer economically practicable to maintain or useful in the conduct of the business of the Company and its Restricted Subsidiaries taken as whole);
          (10) licenses and sublicenses by the Company or any of its Restricted Subsidiaries of software or intellectual property or other intangibles in the ordinary course of business;
          (11) any surrender or waiver of contract rights or settlement, release, recovery on or surrender of contract, tort or other claims in the ordinary course of business;
          (12) foreclosures, condemnation or similar proceedings affecting assets of the Company or any of its Restricted Subsidiaries;
          (13) the granting of Liens not prohibited by Section 4.07;
          (14) the sale or other disposition of cash or Cash Equivalents or Investment Grade Securities;
          (15) a Restricted Payment permitted under Section 4.02 or a Permitted Investment;
          (16) the entry into, settlement or early termination of any Hedging Obligations;
          (17) the entry into, settlement or early termination of any Permitted Bond Hedge Transaction and the entry into, settlement or early termination of any Permitted Warrant Transaction;
          (18) transfers or sales of (i) accounts receivable, participations therein or related assets or (ii) Securitization Assets and related assets (or a fractional undivided interest therein), in each case in connection with a Qualified Securitization Facility; and
          (19) sales or other dispositions by the Company or any of its Restricted Subsidiaries of assets constituting in whole or in part its Aerospace segment (as defined in its condensed consolidated financial statements for the three months ended March 27, 2011), or of Equity Interests of any Restricted Subsidiary of the Company holding its Aerospace segment.
     “Asset Sale Offer” has the meaning specified in Section 3.04.
     “Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.
     “Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

     “Board of Directors” means:
          (1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;
          (2) with respect to a partnership, the board of directors of the general partner of the partnership;
          (3) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and
          (4) with respect to any other Person, the board or committee of such Person serving a similar function.
     “Business Day” means, with respect to any Note, any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or to be closed.
     “Calculation Date” has the meaning specified in the definition of Fixed Charge Coverage Ratio.
     “Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
     “Capital Stock” means:
          (1) in the case of a corporation, corporate stock;
          (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;
          (3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and
          (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities exchangeable or convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.
     “Captive Insurance Subsidiary” means any captive insurance company that is a Subsidiary of the Company or any of its Restricted Subsidiaries.
     “Cash Equivalents” means:
          (1) United States dollars;
          (2) (a) pounds sterling or euros; (b) in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business; and (c) the currency of any country that is a member of the Organization for Economic Cooperation and Development;

          (3) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than 24 months from the date of acquisition;
          (4) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any lender party to a Credit Facility or with any commercial bank having capital and surplus in excess of $500.0 million;
          (5) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (3) and (4) above entered into with any financial institution meeting the qualifications specified in clause (4) above;
          (6) commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within 12 months after the date of acquisition;
          (7) marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by the Company as a replacement agency) and in each case maturing within 24 months after the date of creation or acquisition thereof;
          (8) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P with maturities of 12 months or less from the date of acquisition; and
          (9) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (8) of this definition.
     “Change of Control” means the occurrence of any of the following:
          (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole to any Person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act)) other than to the Company or one of its Restricted Subsidiaries;
          (2) the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any Person (including any “person” (as defined above)) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Company, measured by voting power rather than number of shares;
          (3) the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction where:

          (a) the Voting Stock of the Company outstanding immediately prior to such transaction is converted into or exchanged for the Voting Stock of such surviving or transferee Person (or any direct or indirect parent thereof) immediately after giving effect to such transaction; and
          (b) the holders of the Voting Stock of the Company immediately prior to such transaction own, directly or indirectly, not less than a majority of the Voting Stock of the Company or such surviving or transferee Person (or any direct or indirect parent thereof) immediately after giving effect to such transaction; or
          (4) the first day on which a majority of the members of the Board of Directors (excluding vacant seats) of the Company are not Continuing Directors.
     “Change of Control Offer” has the meaning assigned to that term in Section 4.08.
     “Code” means the U.S. Internal Revenue Code of 1986, as amended.
     “Company” has the meaning specified in the first paragraph of this Supplemental Indenture.
     “Consolidated EBITDA” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication, in each case to the extent taken into account in computing such Consolidated Net Income:
          (1) provision for taxes based on income, profits or capital, including, without limitation, state, franchise and similar taxes (such as the Pennsylvania capital tax) and foreign withholding taxes of such Person and its Restricted Subsidiaries for such period; plus
          (2) the Fixed Charges of such Person and its Restricted Subsidiaries for such period; plus
          (3) any foreign currency translation losses (including losses related to currency remeasurements of Indebtedness) of such Person and its Restricted Subsidiaries for such period; plus
          (4) any extraordinary, non-recurring or unusual losses, charges or premiums including, but not limited to, any expenses or charges related to any Equity Offering, incurrence of Indebtedness permitted to be incurred under the Indenture, Permitted Investment, acquisition, restructuring, integration (including, without limitation, the sale, closure or consolidation of facilities and start-up costs related to new facilities), transition, executive recruiting, severance (including, but not limited to, any severance payments related to management employment contracts), relocation costs and curtailments or modifications to pension and post-retirement employee benefit plans, recapitalization or the amendment, modification or refinancing of Indebtedness (including a refinancing thereof) (whether or not successful) (for the avoidance of doubt, the losses, charges and premiums identified in this clause include, without limitation, those relating to the refinancing transactions undertaken by the Company in August 2010, December 2010, February 2011 and March 2011, including the prepayment of the Company’s Repaid Senior Notes and the related prepayment make-whole amounts, the Transaction Costs, any future losses, charges or premiums associated with the prepayment and the related prepayment make-whole amounts of any other refinancings undertaken in the future and any amounts paid or charges incurred in connection with the termination of the interest rate swap entered into by the Company on October 1, 2007 in connection with the Credit Agreement or interest rate swaps entered into in the future in connection with the Credit Facilities); plus
          (5) solely for the purpose of determining Consolidated EBITDA for the Fixed Charge Coverage Ratio, any losses resulting from write-downs of purchase and lease commitments, write-downs of excess, obsolete or unbalanced inventories; plus
          (6) depreciation, amortization (including amortization of intangibles and other assets but excluding amortization of prepaid cash expenses that were paid in a prior period), any non-cash compensation charges and expenses and other non-cash charges and expenses (including any asset impairment charges or asset write-downs or write-offs but excluding any such non-cash charge or expense to the extent that it represents an accrual of or reserve for cash charges or expenses in any future period or amortization of a prepaid cash charge or expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash charges or expenses were deducted in computing such Consolidated Net Income; plus
          (7) to the extent actually reimbursed, expenses incurred to the extent covered by indemnification provisions in any agreement in connection with any acquisition permitted under the Indenture; plus
          (8) any contingent or deferred payments (including earn-out payments, non-compete payments and consulting payments but excluding ongoing royalty payments) made in connection with any acquisition permitted under the Indenture; plus
          (9) deferred financing fees and milestone payments in connection with any Investment or series of related Investments permitted under the Indenture; plus
          (10) costs of surety bonds in connection with financing activities; plus
          (11) solely for the purpose of determining Consolidated EBITDA for the Fixed Charge Coverage Ratio, the amount of net cost savings and operating expense reductions projected by the Company in good faith to be realized as a result of specified actions taken or initiated (calculated on a pro forma basis as though such cost savings and operating expense reductions had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that such cost savings and operating expense reductions are (i) reasonably identifiable and factually supportable and (ii) have been realized or are anticipated to be realized within six months after the date of such actions; plus
          (12) any loss from discontinued operations and any loss on disposal of discontinued operations; minus
          (13) any foreign currency translation gains (including gains related to currency remeasurements of Indebtedness) of such Person and its Restricted Subsidiaries for such period; minus
          (14) non-cash gains, other than the accrual of revenue in the ordinary course of business; minus
          (15) any unusual or non-recurring gains for such period; minus

          (16) any income from discontinued operations and any gain on disposal of discontinued operations,

in each case, on a consolidated basis and determined in accordance with GAAP.
     “Consolidated Indebtedness” means, with respect to any specified Person as of any date, the sum, without duplication, of:
          (1) the total amount of Indebtedness of such Person and its Restricted Subsidiaries; plus
          (2) the total amount of Indebtedness of any other Person, to the extent that such Indebtedness has been Guaranteed by, or is secured by a Lien on the assets of, the referent Person or one or more of its Restricted Subsidiaries; plus
          (3) the aggregate liquidation value of all Disqualified Stock of such Person and all preferred stock of Restricted Subsidiaries of such Person;
in each case, determined on a consolidated basis in accordance with GAAP (except as provided in the definition of “Indebtedness”).
     “Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (1) the Consolidated Indebtedness of the Company as of such date to (2) the Consolidated EBITDA of the Company for the then most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of determination, in each case with such pro forma adjustments as are consistent with the pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio;” provided, however, that for purposes of this definition, whenever pro forma effect is to be given to an Investment, acquisition, disposition, merger or consolidation, the pro forma calculations will be made in accordance with Regulation S-X under the Securities Act, except that such calculations may take into account the reduction in net costs and related adjustments that (i) were actually implemented within 12 months after the date of such Investment, acquisition, disposition, merger or consolidation and prior to the date of determination, (ii) are reasonably expected to be realized within 12 months after the date of implementation and (iii) are supportable and quantifiable by the applicable underlying accounting records.
     “Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the net income (loss) of such Person and its Restricted Subsidiaries for such period, on a consolidated basis (excluding the net income (loss) of any Unrestricted Subsidiary of such Person), determined in accordance with GAAP and without any reduction in respect of preferred stock dividends; provided that:
          (1) all extraordinary losses and expenses and all gains and losses realized in connection with any Asset Sale (without regard to the dollar limitation in the definition thereof) or other disposition, disposition of securities or early extinguishment of Indebtedness, together with any related provision for taxes on any such gain, will be excluded;
          (2) the net income and loss of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;
          (3) solely for the purpose of determining the amount available for Restricted Payments under Section 4.02(a)(3)(A) and Section 4.02(b)(16), the net income of any Restricted

Subsidiary for such period will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that net income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;
          (4) the cumulative effect of a change in accounting principles will be excluded;
          (5) non-cash gains and losses attributable to movement in the mark-to-market valuation of (a) Hedging Obligations pursuant to FASB Accounting Standards Codification Topic 815 —Derivatives and Hedging, (b) Permitted Convertible Indebtedness and (c) any Permitted Convertible Indebtedness Call Transaction, will be excluded;
          (6) any net unrealized gains or losses (after any offset) with respect to Hedging Obligations will be excluded;
          (7) any amortization of deferred charges or debt discount resulting from the application of FASB Accounting Standards Codification Topic 470-20—Debt—Debt with Conversion and Other Options (formerly FASB Staff Position No. APB 14-1—Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement)) will be excluded; and
          (8) accruals and reserves that are established within twelve months after the date of this Supplemental Indenture that are so required to be established as a result of the Transactions in accordance with GAAP will be excluded.
     “continuing” means, with respect to any Default or Event of Default, that such Default or Event of Default has not been cured or waived.
     “Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who:
          (1) was a member of such Board of Directors on the date of this Supplemental Indenture; or
          (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.
     “Convertible Notes” means the Company’s 3.875% Convertible Senior Subordinated Notes due 2017 outstanding on the date of this Supplemental Indenture.
     “Corporate Trust Office” means the address of the Trustee specified in Section 12.2 of the Original Indenture or such other address as to which the Trustee may give notice to the Company.
     “Covenant Defeasance” has the meaning specified in Section 7.03.
     “Credit Agreement” means that certain Credit Agreement, dated as of October 1, 2007, by and among the Company, the guarantors party thereto, the lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent and Bank of America, N.A., as Syndication Agent, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, modified, renewed, refunded, replaced in any manner (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.
     “Credit Facilities” means, one or more debt facilities (including, without limitation, the Credit Agreement) or other financing arrangements (including, without limitation, commercial paper facilities or indentures), in each case, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit or other indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, in each case, as amended, supplemented, restated, modified, renewed, refunded, replaced in any manner (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities) in whole or in part from time to time, including any such replacement, refunding or refinancing facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under Section 4.04 and, to the extent applicable, Section 4.07) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.
     “Custodian” means the Trustee, as custodian with respect to the Notes (so long as the Notes constitute Global Notes), or any successor entity.
     “Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.
     “Depository” means initially The Depository Trust Company until a successor Depository shall have become such pursuant to the applicable provisions of the Indenture, and thereafter “Depository” shall mean such successor Depository.
     “Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Company or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an officers’ certificate executed by a financial officer of the Company, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.
     “Designated Senior Debt” means:
          (1) any Indebtedness outstanding under the Credit Agreement; and
          (2) any other Senior Debt the principal amount of which is $25.0 million or more and that has been designated by the Company as “Designated Senior Debt.”
     “Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature; provided, that if such Capital Stock is issued pursuant to any plan for the benefit of employees of the Company or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 4.02. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the Indenture will be the maximum amount that the Company and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.
     “Domestic Subsidiary” means any Restricted Subsidiary of the Company that is, at the time of determination, organized under the laws of the United States or any state of the United States or the District of Columbia.
     “Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).
     “Equity Offering” means a public or private sale either (1) of Equity Interests of the Company by the Company (other than Disqualified Stock and other than to a Subsidiary of the Company) or (2) of Equity Interests of a direct or indirect parent entity of the Company (other than to the Company or a Subsidiary of the Company) to the extent that the net proceeds therefrom are contributed to the Common Equity capital of the Company.
     “Existing Indebtedness” means all Indebtedness of the Company and its Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the date of this Supplemental Indenture, until such amounts are repaid.
     “Event of Default” has the meaning specified in Section 6.01.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
     “Excess Proceeds” has the meaning specified in Section 4.05(d).
     “Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of the Company (unless otherwise provided in this Supplemental Indenture).
     “Fall Away Date” has the meaning specified in Section 4.13(b).
     “FASB” means Financial Accounting Standards Board.
     “Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect (as determined in good faith by the Company’s chief financial officer) to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the application of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

     In addition, for purposes of calculating the Fixed Charge Coverage Ratio:
          (1) Investments, acquisitions, dispositions and mergers or consolidations that have been made by the specified Person or any of its Restricted Subsidiaries, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including all related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, or that are to be made on the Calculation Date, will be given pro forma effect (as determined in good faith by a responsible financial or accounting officer of the Company) as if they had occurred on the first day of the four-quarter reference period;
          (2) the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;
          (3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;
          (4) any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;
          (5) any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and
          (6) if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as of the Calculation Date in excess of 12 months).
     For purposes of this definition, whenever pro forma effect is to be given to an Investment, acquisition, disposition and merger or consolidation, the pro forma calculations shall be (a) made in good faith by a responsible financial or accounting officer of the Company (and may include, for the avoidance of doubt, cost savings and operating expense reductions resulting from such transaction which is being given pro forma effect that have been realized or are anticipated to be realized within 12 months after the date of such transaction) or (b) determined in accordance with Regulation S-X under the Securities Act.
     “Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:
          (1) (a) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, commissions, discounts, yield and other fees and charges (including interest) incurred in connection with any Qualified Securitization Facility or any other transaction pursuant to which the Company or any of its Subsidiaries may sell, convey or otherwise transfer or grant a security interest in any accounts receivable, Securitization Assets or related assets of the type specified in the definition of “Qualified Securitization Facility,” and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus
          (b) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus
          (c) any interest on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus
          (d) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary of the Company; minus
          (2) (a) interest income of such Person and its Restricted Subsidiaries for such period; and
          (b) any amortization of deferred charges or debt discount resulting from the application of FASB Accounting Standards Codification Topic 470-20—Debt—Debt with Conversion and Other Options (formerly FASB Staff Position No. APB 14-1—Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement)).
     “Foreign Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person that is not organized or existing under the laws of the United States, any state thereof or the District of Columbia, and any Restricted Subsidiary of such Foreign Subsidiary
     “Form of Assignment and Transfer” means the “Form of Assignment and Transfer” attached as Attachment 1 to the Form of Note attached hereto as Exhibit A.
     “GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of this Supplemental Indenture.
     “Global Note” means any Note that is a Global Security.
     “Guarantee” of or by any Person means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect:
          (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof;
          (2) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof;

          (3) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation; or
          (4) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation;
provided, that the term “Guarantee” will not include endorsements for collection or deposit in the ordinary course of business. In any computation of the Indebtedness or other liabilities of the obligor under any Guarantee, the Indebtedness or other obligations that are the subject of such Guarantee will be assumed to be direct obligations of such obligor.
     “Guarantors” means any Subsidiary of the Company that issues a Note Guarantee by executing this Supplemental Indenture in accordance with the provisions of the Indenture or executes a supplemental indenture in the form of Exhibit B hereto, and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of the Indenture.
     “Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:
          (1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;
          (2) other agreements or arrangements designed to manage interest rates or interest rate risk; and
          (3) commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contract, currency swap agreement or any other agreements or arrangements designed to protect such Person against fluctuations in, or providing for the transfer or mitigation of risks related to, currency exchange rates or commodity prices, in each case, either generally or under specific contingencies.
For the avoidance of doubt, any Permitted Convertible Indebtedness Call Transaction will not constitute Hedging Obligations.
     “Holder” means a person in whose name a Note is registered.
     “incur” has the meaning specified in Section 4.04(a).
     “Immaterial Subsidiary” means, as of any date, any Restricted Subsidiary whose total assets, as of that date, are less than $10.0 million; provided that (1) a Restricted Subsidiary will not be considered to be an Immaterial Subsidiary if it, directly or indirectly, guarantees or otherwise provides direct credit support for any other Indebtedness of the Company and (2) the aggregate amount of total assets of all Immaterial Subsidiaries shall not at any time exceed 5.0% of the consolidated assets of the Company and its Subsidiaries, determined as of the end of the fiscal quarter most recently ended for which financial statements are available.
     “Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued interest (other than accrued interest or interest paid in kind that has accreted to the principal amount), accrued expenses and trade payables), whether or not contingent:

          (1) in respect of borrowed money;
          (2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or, without duplication, reimbursement agreements in respect thereof);
          (3) in respect of bankers’ acceptances;
          (4) representing Capital Lease Obligations;
          (5) representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed, other than any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP; or
          (6) representing any Hedging Obligations,
if and to the extent any of the preceding items (other than undrawn letters of credit and Hedging Obligations not required to appear as a liability upon a balance sheet of the specified Person) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, to the extent not otherwise included, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person. Indebtedness shall be calculated without giving effect to the effects of FASB Accounting Standards Codification Topic 815— Derivatives and Hedging and FASB Accounting Standards Codification Topic 470-20—Debt—Debt with Conversion and Other Options (formerly FASB Staff Position No. APB 14-1—Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement)) and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under the Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.
     The amount of any Indebtedness outstanding as of any date will be:
          (1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;
          (2) the principal amount of the Indebtedness, in the case of any other Indebtedness; and
          (3) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:
               (a) the Fair Market Value of such assets at the date of determination; and
               (b) the amount of the Indebtedness of the other Person.
     Notwithstanding the foregoing, for the avoidance of doubt, obligations of any Person under a Permitted Bond Hedge Transaction or a Permitted Warrant Transaction shall be deemed not to constitute Indebtedness.

     “Indenture” means the Original Indenture, as originally executed and as supplemented from time to time by one or more Indentures supplemental thereto, including this Supplemental Indenture, entered into pursuant to the applicable provisions of the Indenture, including, for all purposes of this instrument and any such Supplemental Indenture, the provisions of the Trust Indenture Act that are deemed to be a part of and govern the Original Indenture, this Supplemental Indenture and any other such Supplemental Indenture, respectively.
     “Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant of nationally recognized standing that is, in the good faith judgment of the Company, qualified to perform the task for which it has been engaged.
     “Initial Notes” has the meaning specified in Section 2.01.
     “Interest Payment Date” means, with respect to the payment of interest on the Notes, each June 1 and December 1 of each year.
     “Investment Grade” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or, if either such entity ceases to rate the Notes for reasons outside of the control of the Company, the equivalent investment grade credit rating from any other “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by the Company as a replacement agency.
     “Investment Grade Securities” means:
          (1) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);
          (2) debt securities or debt instruments with an Investment Grade rating, but excluding any debt securities or instruments constituting loans or advances among the Company and its Subsidiaries;
          (3) investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment or distribution; and
          (4) corresponding instruments in countries other than the United States customarily utilized for high quality investments.
     “Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Company’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in Section 4.02(c). The acquisition by the Company or any Restricted Subsidiary of the Company of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Company or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in Section 4.02(c). Except as otherwise provided in the Indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.
     “Issue Date” means, with respect to the Notes, June 13, 2011.
     “Legal Defeasance” has the meaning specified in Section 7.02.
     “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and, except in connection with any Qualified Securitization Facility, any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided, that in no event shall an operating lease be deemed to constitute a Lien.
     “Moody’s” means Moody’s Investors Service, Inc.
     “Net Proceeds” means the aggregate cash proceeds and Cash Equivalents received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any Designated Non-Cash Consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-Cash Consideration, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, amounts required to be applied to the repayment of principal, premium, if any, and interest, if any, on Senior Debt required to be paid as a result of such transaction, and any reserve for any liability, adjustment or indemnification obligations in respect of the sale price of such asset or assets established in accordance with GAAP, including, but not limited to, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.
     “Nonpayment Default” has the meaning specified in Section 12.03(a)(2).
     “Non-Recourse Debt” means Indebtedness as to which neither the Company nor any of its Restricted Subsidiaries (1) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or (2) is directly or indirectly liable as a guarantor or otherwise.
     “Note” or “Notes” has the meaning specified in the fourth paragraph of the recitals of this Supplemental Indenture, and shall include any Additional Notes issued pursuant to Section 2.01.
     “Note Guarantee” means the Guarantee by each Guarantor of the Company’s obligations under the Indenture and the Notes, evidenced by the execution of this Supplemental Indenture or a supplemental indenture in the form of Exhibit B hereto by such Guarantor.
     “Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.
     “Offer Amount” has the meaning specified in Section 3.04.

     “Offer Period” has the meaning specified in Section 3.04.
     “Original Indenture” has the meaning specified in the first paragraph of this Supplemental Indenture.
     “Outstanding” with respect to the Notes, has the meaning specified in Section 2.9 of the Original Indenture with respect to Securities “outstanding,” as modified by Section 2.03.
     “Paying Agent” has the meaning set forth in the Original Indenture, which shall initially be the Trustee, and shall be the person authorized by the Company to pay the principal amount of, and premium and interest on, any Notes on behalf of the Company.
     “Payment Blockage Notice” has the meaning specified in Section 12.03(a)(2).
     “Payment Default” has the meaning specified in Section 12.03(a)(1).
     “Permitted Bond Hedge Transaction” means any call or capped call option (or substantively equivalent derivative transaction) on the Company’s common stock purchased by the Company in connection with an issuance of any Permitted Convertible Indebtedness; provided that the purchase price for such Permitted Bond Hedge Transaction, less the proceeds received by the Company from the sale of any related Permitted Warrant Transaction, does not exceed the net proceeds received by the Company from the sale of such Permitted Convertible Indebtedness issued in connection with the Permitted Bond Hedge Transaction.
     “Permitted Business” means any business that is the same as, or reasonably related, similar, ancillary or complementary to, any of the businesses in which the Company and its Restricted Subsidiaries are engaged on the date of this Supplemental Indenture.
     “Permitted Convertible Indebtedness” means (1) Indebtedness of the Company (which may be Guaranteed by the Guarantors) permitted to be incurred under the terms of the Indenture that is either (a) convertible into common stock of the Company (and cash in lieu of fractional shares) and/or cash (in an amount determined by reference to the price of such common stock) or (b) sold as units with call options, warrants or rights to purchase (or substantially equivalent derivative transactions) that are exercisable for common stock of the Company and/or cash (in an amount determined by reference to the price of such common stock); and (2) the Convertible Notes.
     “Permitted Convertible Indebtedness Call Transaction” means any Permitted Bond Hedge Transaction and/or any Permitted Warrant Transaction.
     “Permitted Debt” has the meaning specified in Section 4.04(b).
     “Permitted Investments” means:
          (1) any Investment in the Company or in a Restricted Subsidiary of the Company;
          (2) any Investment in cash or Cash Equivalents or Investment Grade Securities with a maturity of 24 months or less from the date of purchase;
          (3) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

          (a) such Person becomes a Restricted Subsidiary of the Company; or
          (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;
          (4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 4.05;
          (5) any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;
          (6) (a) advances, loans or extensions of trade credit in the ordinary course of business by the Company or any of its Restricted Subsidiaries, (b) Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment and (c) Investments received (i) in compromise or resolution of obligations of trade creditors or customers that were incurred in the ordinary course of business of the Company or any of its Restricted Subsidiaries, (ii) in exchange for any other Investment or accounts receivable held by the Company or any Restricted Subsidiary in connection with or pursuant to any bankruptcy, workout, plan of reorganization, recapitalization or similar arrangement; or (ii) in connection with litigation, arbitration or other disputes or as a result of foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer or title to any secured Investment in default or otherwise pursuant to the terms of the agreement governing such Investment or by operation of law;
          (7) Investments represented by Hedging Obligations;
          (8) loans or advances to, or guarantees of such loans or advances to, employees, former employees, consultants or former consultants of the Company or any of its Restricted Subsidiaries (or cancellation or forgiveness thereof) made in the ordinary course of business of the Company or any Restricted Subsidiary of the Company in an aggregate principal amount not to exceed $5.0 million at any one time outstanding;
          (9) any guarantee of Indebtedness permitted to be incurred by Section 4.04;
          (10) any Investment existing on, or made pursuant to binding commitments existing on, the date of this Supplemental Indenture and any Investment consisting of an extension, modification or renewal of any Investment existing on, or made pursuant to a binding commitment existing on, the date of this Supplemental Indenture; provided that the amount of any such Investment may be increased (a) as required by the terms of such Investment as in existence on the date of this Supplemental Indenture or (b) as otherwise permitted under the Indenture;
          (11) Investments acquired after the date of this Supplemental Indenture as a result of the acquisition by the Company or any Restricted Subsidiary of the Company of another Person, including by way of a merger, amalgamation or consolidation with or into the Company or any of its Restricted Subsidiaries in a transaction that is not prohibited by Article 5 after the date of this Supplemental Indenture to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;
          (12) any Investments by the Company or a Subsidiary of the Company in a Securitization Subsidiary or any Investment by a Securitization Subsidiary in any other Person that, in the good faith determination of the Company, are necessary or advisable to effect any Qualified Securitization Facility or any repurchase obligation in connection therewith;
          (13) any Investment made within 90 days after the date of the commitment to make the Investment, that when such commitment was made, would have complied with the terms of the Indenture;
          (14) Permitted Bond Hedge Transactions which constitute Investments;
          (15) Investments in any joint ventures or a Permitted Business in an amount outstanding not to exceed, as of the date of such Investment, the greater of (a) $150.0 million or (b) 4.0% of Total Assets (with the Fair Market Value of each Investment (other than any Investment consisting of a guarantee) being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (15) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (15) for so long as such Person continues to be a Restricted Subsidiary;
          (16) Investments in a Captive Insurance Subsidiary in an amount that does not exceed the minimum amount of capital required under the laws of the jurisdiction in which such Captive Insurance Subsidiary is formed plus the amount of any reasonable general corporate and overhead expenses of such Captive Insurance Subsidiary, and any Investment by a Captive Insurance Subsidiary that is a legal investment for an insurance company under the laws of the jurisdiction in which such Captive Insurance Subsidiary is formed and made in the ordinary course of its business and rated in one of the four highest rating categories;
          (17) any bonds, promissory notes or other securities (which may be either debt or equity securities) received by the Company or any of its Subsidiaries issued as payment or settlement for accounts receivables owing from an entity that is subject to a proceeding under any federal, state or foreign bankruptcy, insolvency, receivership or similar law;
          (18) the funding of any pension plan of the Company or a Restricted Subsidiary of the Company, which plan has been approved by the Board of Directors of the Company; and
          (19) other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made without giving effect to subsequent changes in value, but reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount or value received in cash by the Company or any of its Restricted Subsidiaries in respect of such Investment; provided that any such amount or value which reduces the aggregate Fair Market Value of Investments outstanding pursuant to this clause (19) will be excluded for purposes of calculating the amount of Restricted Payments that may be made pursuant to Section 4.02(a)(3)), when taken together with all other Investments made pursuant to this clause (19) that are at the time outstanding, not to exceed $150.0 million; provided, however, that if any Investment pursuant to this clause (19) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (19) for so long as such Person continues to be a Restricted Subsidiary.
     “Permitted Junior Securities” means:

          (1) Equity Interests in the Company or any Guarantor; and
          (2) debt securities that are subordinated to all Senior Debt and any debt securities issued in exchange for Senior Debt to substantially the same extent as, or to a greater extent than, the Notes and the Note Guarantees are subordinated to Senior Debt under the Indenture.
     “Permitted Liens” means:
          (1) Liens on assets of the Company or any of its Restricted Subsidiaries securing Senior Debt and/or Obligations with respect to Senior Debt;
          (2) Liens in favor of the Company or the Guarantors;
          (3) Liens on property, shares of stock or other assets of a Person existing at the time such Person becomes a Restricted Subsidiary of the Company or is merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company; provided that such Liens were not created or incurred in contemplation of such Person becoming a Restricted Subsidiary of the Company or such merger or consolidation and do not extend to any assets other than those of the Person that becomes a Restricted Subsidiary of the Company or is merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company;
          (4) Liens on property (including Capital Stock) or other assets existing at the time of acquisition of such property or assets by the Company or any Subsidiary of the Company; provided that such Liens were in existence prior to such acquisition and not incurred in contemplation of, such acquisition;
          (5) Liens to secure the performance of statutory obligations, insurance, surety or appeal bonds, workers compensation obligations, performance bonds or other obligations of a like nature incurred in the ordinary course of business (including Liens to secure letters of credit issued to assure payment of such obligations) and any Liens in favor of, or required by contracts with, governmental entities;
          (6) Liens to secure Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations permitted to be incurred pursuant to Section 4.04(b)(4);
          (7) Liens existing on the date of this Supplemental Indenture;
          (8) Liens for taxes, assessments or governmental charges or claims that are not yet overdue for a period of 30 days or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;
          (9) Liens imposed by law, such as carriers’, warehousemen’s, landlord’s and mechanics’ Liens, in each case, incurred in the ordinary course of business;
          (10) survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

          (11) Liens created for the benefit of (or to secure) the Notes (or the Note Guarantees);
          (12) Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the Indenture; provided, however, that:
     (a) the new Lien is limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and
     (b) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged with such Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;
          (13) Liens on insurance policies and proceeds thereof, or other deposits, to secure insurance premium financings;
          (14) filing of Uniform Commercial Code financing statements as a precautionary measure in connection with operating leases;
          (15) bankers’ Liens, rights of setoff, Liens arising out of judgments or awards not constituting an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;
          (16) Liens on cash, Cash Equivalents or other property arising in connection with the defeasance, discharge or redemption of Indebtedness;
          (17) Liens on specific items of inventory or other goods (and the proceeds thereof) of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created in the ordinary course of business for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;
          (18) (a) leases, subleases, licenses or sublicenses granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries and do not secure any Indebtedness and (b) grants of grants of software and other technology licenses in the ordinary course of business;
          (19) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;
          (20) Liens on assets transferred to a Securitization Subsidiary or on assets of a Securitization Subsidiary, in either case, incurred in connection with a Qualified Securitization Facility;
          (21) Liens securing Indebtedness of Foreign Subsidiaries that relate solely to the Equity Interests or assets of Foreign Subsidiaries;
          (22) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

          (23) Liens (a) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (b) attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business, and (c) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off);
          (24) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 4.04; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;
          (25) Liens that are contractual rights of set-off (a) relating to pooled deposit or sweep accounts of the Company or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company and its Restricted Subsidiaries or (b) relating to purchase orders and other agreements entered into with customers of the Company or any of its Restricted Subsidiaries in the ordinary course of business;
          (26) Liens securing Hedging Obligations so long as related Indebtedness is, and is permitted to be under the Indenture, secured by a Lien on the same property securing such Hedging Obligations;
          (27) Liens on property at the time such Person or any of its Subsidiaries acquires the property, including any acquisition by means of a merger or consolidation with or into such Person or a Subsidiary of such Person; provided, however, that the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto); and
          (28) Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary of the Company with respect to obligations that do not exceed, as of any date of incurrence, the greater of (a) $200.0 million or (b) 5.0% of Total Assets.
     “Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:
          (1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees, expenses and premiums (including tender premiums), incurred in connection therewith); provided that, for the avoidance of doubt, in the case of Permitted Convertible Indebtedness, the applicable amount shall be the face amount of such Permitted Convertible Indebtedness;
          (2) such Permitted Refinancing Indebtedness has a final maturity date that is the same as or later than the final maturity date of, and has a Weighted Average Life to Maturity that is (a) equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged or (b) more than 90 days after the final maturity date of the Notes;
          (3) if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and
          (4) no Restricted Subsidiary that is not a Guarantor shall be an obligor with respect to such Permitted Refinancing Indebtedness unless such non-Guarantor Restricted Subsidiary was an obligor with respect to the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.
     “Permitted Warrant Transaction” means any call option, warrant or right to purchase (or substantively equivalent derivative transaction) on the Company’s common stock sold by the Company substantially concurrently with any purchase by the Company of a related Permitted Bond Hedge Transaction.
     “Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.
     “Physical Notes” means certificated Notes that are not in global form and are registered in the name of the Holder and issued in denominations of $2,000 principal amount and integral multiples of $1,000 in excess thereof.
     “Purchase Date” has the meaning specified in Section 3.04.
     “Qualified Securitization Facility” means any Securitization Facility (a) constituting a securitization financing facility that meets the following conditions: (1) the Board of Directors of the Company shall have determined in good faith that such Securitization Facility (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Company and the applicable Securitization Subsidiary, (2) all sales and/or contributions of Securitization Assets and related assets to the applicable Securitization Subsidiary are made at Fair Market Value (as determined in good faith by the Company) and (3) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Company) or (b) constituting a receivables financing facility.
     “Qualifying Equity Interests” means Equity Interests of the Company other than (1) Disqualified Stock and (2) options, warrants or rights to purchase Capital Stock (i) sold as units with Indebtedness constituting Permitted Convertible Indebtedness or (ii) issued in a Permitted Warrant Transaction.
     “Register” has the meaning specified in Section 2.4 of the Original Indenture with respect to the register with respect to the Notes.
     “Regular Record Date” means, with respect to the payment of interest on the Notes, the May 15 (whether or not a Business Day) immediately preceding an Interest Payment Date on June 1 and the November 15 (whether or not a Business Day) immediately preceding an Interest Payment Date on December 1.
     “Repaid Note Purchase Agreements” means that certain note purchase agreement, dated as of July 8, 2004, by and among the Company and the purchasers thereto and that certain note purchase agreement, dated as of October 1, 2007 among the Company and the purchasers thereto, with respect to the Repaid Senior Notes as supplemented, amended, restated, extended, renewed, replaced or otherwise modified from time to time prior to the date hereof.

     “Repaid Senior Notes” means, collectively, (1) the 6.66% Series 2004-1 Tranche A Senior Notes due 2011 in an aggregate principal amount of $145.0 million, (2) the 7.14% Series 2004-1 Tranche B Senior Notes due 2014 in an aggregate principal amount of $96.5 million, (3) the 7.46% Series 2004-1 Tranche C Senior Notes due 2016 in an aggregate principal amount of $90.1 million, (4) the 7.62% Series A Senior Notes due 2012, (5) the 7.94% Series B Senior Notes due 2014 and (6) the Floating Rate Series C Senior Notes due 2012, each issued pursuant to the applicable Repaid Note Purchase Agreement.
     “Representative” means the Indenture trustee or other trustee, agent or representative for any Senior Debt; provided that, if no Representative has been appointed under the instrument governing any series of Senior Debt, any holder or group of holders of such series of Senior Debt certifying that it holds a percentage of such series of Designated Senior Debt sufficient to cause the acceleration thereof will be deemed a Representative.
     “Restricted Investment” means an Investment other than a Permitted Investment.
     “Restricted Payments” has the meaning specified in Section 4.02(a).
     “Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.
     “S&P” means Standard & Poor’s Ratings Group.
     “SEC” means the United States Securities and Exchange Commission.
     “Securitization Assets” means the accounts receivable, royalty or other revenue streams and other rights to payment under a Qualified Securitization Facility that is a securitization financing facility (and not a receivables financing facility) and the proceeds thereof.
     “Securitization Facility” means any of one or more receivables or securitization financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the Obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to the Company or any of its Restricted Subsidiaries (other than a Securitization Subsidiary) pursuant to which the Company or any of its Restricted Subsidiaries sells or grants a security interest in its accounts receivable or Securitization Assets or assets related thereto to either (a) a Person that is not a Restricted Subsidiary or (b) a Securitization Subsidiary that in turn sells its accounts receivable to a Person that is not a Restricted Subsidiary.
     “Securitization Subsidiary” means any Subsidiary formed for the purpose of engaging in, and that solely engages in, one or more Qualified Securitization Facilities and other activities reasonably related thereto.
     “Senior Debt” means:
          (1) all Indebtedness of the Company or any Guarantor outstanding under Credit Facilities, all Hedging Obligations, all Treasury Management Arrangements and all Obligations with respect to any of the foregoing;
          (2) any other Indebtedness of the Company or any Guarantor permitted to be incurred under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Notes or any Note Guarantee; and

          (3) all Obligations with respect to the items listed in the preceding clauses (1) and (2).
     Notwithstanding anything to the contrary in the preceding, Senior Debt will not include:
          (1) the Notes or any Indebtedness of the Company under the Convertible Notes;
          (2) any liability for federal, state, local or other taxes owed or owing by the Company;
          (3) any intercompany Indebtedness of the Company or any of its Subsidiaries to the Company or any of its Affiliates;
          (4) any Indebtedness incurred for the purchase of goods or materials or for services obtained in the ordinary course of business (other than with the proceeds of revolving credit borrowings permitted hereby); or
          (5) the portion of any Indebtedness that is incurred in violation of the Indenture; provided that Indebtedness under a Credit Facility will not cease to be “Senior Debt” by virtue of this clause (5) if it was advanced on the basis of an officers’ certificate to the effect that it was permitted to be incurred under the Indenture; provided further, that such Indebtedness shall be deemed not to have been incurred in violation of the Indenture for purposes of this clause if such Indebtedness consists of Designated Senior Debt, and the holder(s) of such Indebtedness or their agent or representative (a) had no actual knowledge at the time of incurrence that the incurrence of such Indebtedness violated the Indenture and (b) shall have received an Officers’ Certificate from the Company to the effect that the incurrence of such Indebtedness does not violate the provisions of the Indenture.
     “Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of this Supplemental Indenture.
     “Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of this Supplemental Indenture, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.
     “Subsidiary” means, with respect to any specified Person:
          (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and
          (2) any partnership or limited liability company of which (a) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (b) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.
     “Successor Company” has the meaning specified in Section 5.02.
     “Supplemental Indenture” has the meaning specified in the first paragraph hereof.
     “Total Assets” means the total assets of the Company and the Restricted Subsidiaries, as shown on the most recent balance sheet of the Company for the then most recently ended fiscal quarter for which internal financial statements are available immediately preceding the date of determination, with such adjustments to Total Assets as are consistent with the pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio.”
     “Transaction Costs” means the costs, fees, expenses and premiums associated with the Transactions.
     “Transactions” means the issuance of the Notes offered hereby, the use of proceeds therefrom as described under the caption “Use of Proceeds” in the prospectus supplement relating to the Notes, dated June 8, 2011, and other transactions in connection therewith or incidental thereto.
     “Treasury Management Arrangement” means any agreement or other arrangement governing the provision of treasury or cash management services, including deposit accounts, overdraft, credit or debit card, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.
     “Treasury Rate” means, as of any redemption date with respect to any Note being redeemed pursuant to Section 3.02(d), the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to June 1, 2015; provided, however, that if the period from the redemption date to June 1, 2015, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.
     “Trustee” has the meaning set forth in the first paragraph of this Supplemental Indenture.
     “Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:
          (1) has no Indebtedness other than Non-Recourse Debt;
          (2) except as permitted by Section 4.06, is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are not materially less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

          (3) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and
          (4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries.
     “U.S.” means the United States of America.
     “Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.
     “Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:
          (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by
          (2) the then outstanding principal amount of such Indebtedness.
ARTICLE 2.
THE NOTES
Section 2.01 Title and Terms; Payments.
     There is hereby established a series of Securities designated the “6.875% Senior Subordinated Notes due 2019” initially limited in aggregate principal amount to $250,000,000, which amount shall be as set forth in a Company Order for the authentication and delivery of Notes pursuant to Section 2.3 of the Original Indenture.
     The principal amount of Notes then Outstanding shall be payable at the Stated Maturity, which shall be June 1, 2019. Interest on the Notes shall accrue at a rate of 6.875% per annum, from the Issue Date or from the most recent date on which interest has been paid or duly provided for, until the principal thereof is paid or made available for payment. Interest shall be payable semi-annually in arrears on each Interest Payment Date, beginning on December 1, 2011, to the person in whose name a Note is registered on the Register at 5:00 p.m., New York City time, on the Regular Record Date immediately preceding the applicable Interest Payment Date. Interest will be computed on the basis of a 360-day year composed of twelve 30-day months. The Notes will not have the benefit of Article XIII of the Original Indenture.
     The Company may, at its election and without notice to or the consent of the Holders of the Notes, hereafter issue additional Notes (“Additional Notes”) under the Indenture with the same terms and with the same CUSIP numbers as the Notes issued on the date of this Supplemental Indenture (the “Initial Notes”) in an unlimited aggregate principal amount (subject to Section 4.04 of this Supplemental Indenture). The Notes and such Additional Notes, if any, will be treated as a single class for all purposes of the Indenture, including waivers, amendments, redemptions and offers to purchase; provided that, if any such Additional Notes subsequently issued are not fungible for U.S. federal income tax purposes or securities law purposes with any Notes previously issued, such Additional Notes shall trade separately from such previously issued Notes under a separate CUSIP number but shall otherwise be treated as a single class with all other Notes issued under the Indenture.
     The Form of Note shall be substantially as set forth in Exhibit A and the Form of Assignment and Transfer shall be substantially as set forth in Attachment 1 to Exhibit A, each of which is incorporated into and shall be deemed a part of this Supplemental Indenture, and in each case with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by the Indenture, and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may be required to comply with the rules of any securities exchange or as may, consistently herewith, be determined to be necessary or appropriate by the Officers of the Company executing such Notes, as evidenced by their execution of the Notes.
     The Company shall pay the principal of and interest on any Global Note in immediately available funds to the Depository or its nominee, as the case may be, as the registered Holder of such Global Note. The Company, through the Paying Agent, shall make all payments of principal, premium, if any, and interest, if any, with respect to Physical Notes by wire transfer of immediately available funds to the accounts specified by the Holders of the Physical Notes or, if no such account is specified, by mailing a check to each such Holder’s registered address. The Company has initially designated the Trustee as its Paying Agent and its Registrar in respect of the Notes and its agency in New York City as a place where Notes may be presented for payment or for registration of transfer. The Company may, however, change the Paying Agent or the Registrar for the Notes without prior notice to the Holders thereof, and the Company or one of its Subsidiaries may act as the Paying Agent or the Registrar for the Notes.
     A Holder may transfer or exchange Notes at the office of the Registrar in accordance with Section 2.7 of the Original Indenture.
Section 2.02 Book-Entry Provisions for Global Notes
          (a) The Notes initially shall be issued in the form of one or more Global Notes without interest coupons (i) registered in the name of Cede & Co., as nominee of the Depository and (ii) delivered to the Trustee as custodian for the Depository.
     Members of, or participants in, the Depository (“Agent Members”) shall have no rights under this Supplemental Indenture or the Original Indenture with respect to any Global Note held on their behalf by the Depository, or the Trustee as its custodian, or under the Global Note, and Cede & Co., or such other person designated by the Depository as its nominee, may be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner of the Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depository or impair, as between the Depository and its Agent Members, the operation of customary practices governing the exercise of the rights of any Holder.
          (b) Transfers of Global Notes shall be limited to transfers in whole, but not in part, to the Depository, its successors or their respective nominees. Notwithstanding anything to the contrary in Section 2.7 of the Original Indenture, interests of beneficial owners in a Global Note may be transferred or exchanged, in whole or in part, for Physical Notes, only if:
               (1) the Depository (a) notifies the Company that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, the Company fails to appoint a successor depositary within 90 days of such event;

               (2) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Physical Notes; or
               (3) there has occurred and is continuing a Default or Event of Default with respect to the Notes and the Depository requests such certification of the Global Note, in each case in accordance with the rules and procedures of the Depository. Other than as set forth in this Section 2.02(b), the Notes shall remain in global form as Global Notes.
          (c) In connection with any transfer or exchange of a portion of the beneficial interest in the Global Note to beneficial owners pursuant to Section 2.7 of the Original Indenture, as modified by this Section 2.02, the Registrar shall (if one or more Physical Notes are to be issued) reflect on its books and records the date and a decrease in the principal amount of the Global Note in an amount equal to the principal amount of the beneficial interest in the Global Note to be transferred, and the Company shall execute, and the Trustee shall authenticate and deliver, one or more Physical Notes of like tenor and amount in accordance with Section 2.7 of the Original Indenture, as modified by this Section 2.02.
          (d) In connection with the transfer of the entire Global Note to beneficial owners pursuant to Section 2.7 of the Original Indenture, as modified by this Section 2.02, the Global Note shall be deemed to be surrendered to the Trustee for cancellation, and the Company shall execute, and the Trustee shall authenticate and deliver, to each beneficial owner identified by the Depository in exchange for its beneficial interest in the Global Note, an equal aggregate principal amount of Physical Notes of authorized denominations and the same tenor.
          (e) The Holder of Global Notes may grant proxies and otherwise authorize any person, including Agent Members and persons that may hold interests through Agent Members, to take any action that a Holder is entitled to take under this Supplemental Indenture, Original Indenture or the Notes.
Section 2.02 Repurchase and Cancellation.
     To the extent permitted by law, the Company may at any time and from time to time repurchase Notes in open market purchases or by tender at any price or in negotiated transactions without giving prior notice to Holders. The Company shall surrender any Notes repurchased by the Company to the Trustee for cancellation in accordance with Section 2.12 of the Original Indenture and any such Notes repurchased by the Company shall be deemed to be no longer Outstanding. Any Notes surrendered for cancellation by the Company shall not be reissued or resold.
ARTICLE 3.
REDEMPTION AND PREPAYMENT
Section 3.01 Effect of Notice of Redemption.
     Notwithstanding Section 3.4 of the Original Indenture, any notice of redemption may, at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of a sale of common stock or other corporate transaction. Once notice of redemption is mailed in accordance with the Indenture, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price, subject only to the satisfaction or waiver of any conditions precedent.

Section 3.02 Optional Redemption.
          (a) At any time prior to June 1, 2014, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of Notes issued under this Supplemental Indenture (including any Additional Notes), upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 106.875% of the principal amount of the Notes redeemed, plus accrued and unpaid interest, if any, to, but not including, the date of redemption (subject to the rights of Holders of Notes on the relevant record date to receive interest on the relevant interest payment date), with the net cash proceeds of an Equity Offering by the Company; provided that:
               (1) at least 65% of the aggregate principal amount of Notes originally issued under this Supplemental Indenture (excluding Notes held by the Company and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and
               (2) the redemption occurs within 120 days of the date of the closing of such Equity Offering.
          (b) At any time prior to June 1, 2015, the Company may on any one or more occasions redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of the Notes redeemed, plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, but not including, the date of redemption, subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date.
          (c) Except pursuant to Sections 3.02(a) and (b), the Notes will not be redeemable at the Company’s option prior to June 1, 2015.
          (d) On or after June 1, 2015, the Company may on any one or more occasions redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, on the Notes redeemed, to, but not including, the applicable date of redemption, if redeemed during the twelve-month period beginning on June 1 of the years indicated below, subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date:

Year	Percentage
2015	103.438%
2016	101.719%
2017 and thereafter	100.000%
     Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.
     (e) If less than all of the Notes are to be redeemed at any time, the Trustee will select Notes for redemption on a pro rata basis or, in the case of Global Notes, based on a method that most nearly approximates a pro rata selection as the Trustee deems fair and appropriate) unless otherwise required by law or applicable stock exchange or depositary requirements.
     (f) No Notes of $2,000 or less shall be redeemed in part.

     (g) Any redemption pursuant to this Section 3.02 shall be made pursuant to the provisions of Sections 3.01 and 3.02 hereof and Sections 3.1, 3.3, 3.5 and 3.6 of the Original Indenture.
Section 3.03 Mandatory Redemption.
     The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.
Section 3.04 Offer to Purchase by Application of Excess Proceeds.
     In the event that, pursuant to Section 4.05 hereof, the Company is required to commence an offer to all Holders to purchase Notes (an “Asset Sale Offer”), it will follow the procedures specified below.
     The Asset Sale Offer shall be made to all Holders and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in the Indenture with respect to offers to purchase, prepay or redeem with the proceeds of sales of assets. The Asset Sale Offer will remain open for a period of at least 20 Business Days following its commencement and not more than 30 Business Days, except to the extent that a longer period is required by applicable law (the “Offer Period”). No later than three Business Days after the termination of the Offer Period (the “Purchase Date”), the Company will apply all Excess Proceeds (the “Offer Amount”) to the purchase of Notes and such other pari passu Indebtedness (on a pro rata basis based on the principal amount of Notes and such other pari passu Indebtedness surrendered, if applicable) or, if less than the Offer Amount has been tendered, all Notes and other Indebtedness tendered in response to the Asset Sale Offer. Payment for any Notes so purchased will be made in the same manner as interest payments are made.
     If the Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest, if any, will be paid to the Person in whose name a Note is registered at 5:00 p.m., New York City time, on such record date, and no additional interest will be payable to Holders who tender Notes pursuant to the Asset Sale Offer.
     Upon the commencement of an Asset Sale Offer, the Company will send, by first class mail, a notice to the Trustee and each of the Holders, with a copy to the Trustee. The notice will contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer. The notice, which will govern the terms of the Asset Sale Offer, will state:
     (1) that the Asset Sale Offer is being made pursuant to this Section 3.04 and Section 4.05 hereof and the length of time the Asset Sale Offer will remain open;
     (2) the Offer Amount, the purchase price and the Purchase Date;
     (3) that any Note not tendered or accepted for payment will continue to accrue interest;
     (4) that, unless the Company defaults in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer will cease to accrue interest after the Purchase Date;
     (5) that Holders electing to have a Note purchased pursuant to an Asset Sale Offer may elect to have Notes purchased in denominations of $2,000 or an integral multiple of $1,000 in excess thereof;

     (6) that Holders electing to have Notes purchased pursuant to any Asset Sale Offer will be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, or transfer by book-entry transfer, to the Company, a Depository, if appointed by the Company, or a Paying Agent at the address specified in the notice at least three days before the Purchase Date;
     (7) that Holders will be entitled to withdraw their election if the Company, the Depository or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;
     (8) that, if the aggregate principal amount of Notes and other pari passu Indebtedness surrendered by holders thereof exceeds the Offer Amount, the Company will select the Notes and other pari passu Indebtedness to be purchased on a pro rata basis based on the principal amount of Notes and such other pari passu Indebtedness surrendered (with such adjustments as may be deemed appropriate by the Company so that only Notes in denominations of $2,000, or an integral multiple of $1,000 in excess thereof, will be purchased); and
     (9) that Holders whose Notes were purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer).
     On or before the Purchase Date, the Company will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of Notes or portions thereof tendered pursuant to the Asset Sale Offer, or if less than the Offer Amount has been tendered, all Notes tendered, and will deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 3.04. The Company, the Depository or the Paying Agent, as the case may be, will promptly (but in any case not later than five days after the Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Company for purchase, and the Company will promptly issue a new Note, and the Trustee, upon written request from the Company, will authenticate and mail or deliver (or cause to be transferred by book entry) such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered. Any Note not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof. The Company will publicly announce the results of the Asset Sale Offer on the Purchase Date.
ARTICLE 4.
COVENANTS
Section 4.01 Reports.
          The provisions in Section 4.4 of the Original Indenture shall not apply with respect to the Notes, and this Section 4.01 supersedes the entirety thereof.
          (a) Whether or not required by the rules and regulations of the SEC, so long as any Notes are outstanding, the Company will furnish to the Holders of Notes or cause the Trustee to furnish to the Holders of Notes (giving effect to any grace period provided by Rule 12b-25 under the Exchange Act), within the time periods specified in the SEC’s rules and regulations:

               (1) all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if the Company were required to file reports, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report thereon by the Company’s certified independent accountants; and
               (2) all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports.
All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. In addition, the Company will file a copy of each of the reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods) giving effect to any grace period provided by Rule 12b-25 under the Exchange Act) specified in the rules and regulations applicable to such reports (unless the SEC will not accept such a filing) and will post the reports on its website within those time periods. The Company will at all times comply with TIA §314(a).
          (b) For purposes of this Section 4.01, reports filed by the Company with the SEC via the EDGAR system will be deemed to be furnished to the Holders as of the time such reports are filed with EDGAR. If, at any time, the Company is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, the Company will nevertheless continue filing the reports specified in Section 4.01(a) with the SEC within the time periods specified above unless the SEC will not accept such a filing. The Company will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept the Company’s filings for any reason, the Company will post the reports referred to in Section 4.01(a) on its website within the time periods that would apply if the Company were required to file those reports with the SEC.
          (c) If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries and such Unrestricted Subsidiaries, either individually or collectively, would otherwise have been a Significant Subsidiary, then the quarterly and annual financial information required by Section 4.01(a) will include a reasonably detailed presentation in Management’s Discussion and Analysis of Financial Condition and Results of Operations of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.
          (d) If any direct or indirect parent company of the Company becomes a Guarantor, the Company may satisfy its obligations in this Section 4.01 with respect to financial information relating to the Company by furnishing financial information relating to such other parent Guarantor; provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such parent Guarantor, on the one hand, and the information relating to the Company and its Subsidiaries on a standalone basis, on the other hand.
     In addition, the Company and the Guarantors agree that, for so long as any Notes remain outstanding, if at any time they are not required to file with the SEC the reports required by this Section 4.01, they will furnish to the Holders of Notes and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.
Section 4.02 Restricted Payments
          (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

          (w) declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) other than:
                    (A) dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company; and
                    (B) dividends or distributions (including, for the purposes of this clause (w)(B), loans, capital contributions, premium reductions, reductions of capital and returns of capital) payable to the Company or a Restricted Subsidiary of the Company (including, for the avoidance of doubt, dividends or distributions issued by a Restricted Subsidiary of the Company);
          (x) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company;
          (y) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of the Company or any Guarantor that is contractually subordinated to the Notes or to any Note Guarantee (excluding any intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries), except a payment of interest, payments in satisfaction of a sinking fund obligation or principal at the Stated Maturity thereof; or
          (z) make any Restricted Investment
(all such payments and other actions set forth in these clauses (w) through (z) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:
               (1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;
               (2) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.04(a); and
               (3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries since the date of this Supplemental Indenture (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (7), (8), (9), (10), (11), (13), (14), (15) and (16) of Section 4.02(b)), is less than the sum, without duplication, of:
                    (A) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from March 27, 2011 to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

                    (B) 100% of the aggregate net cash proceeds and the Fair Market Value of marketable securities received by the Company as a contribution to its Common Equity capital or from the issue or sale of Qualifying Equity Interests of the Company since the date of this Supplemental Indenture or from the issue or sale of convertible or exchangeable Disqualified Stock of the Company or convertible or exchangeable debt securities of the Company (whether issued or sold before or after the date of this Supplemental Indenture), in each case that have been converted into or exchanged for Qualifying Equity Interests of the Company after the date of this Supplemental Indenture (other than Qualifying Equity Interests and convertible or exchangeable Disqualified Stock or debt securities sold to a Subsidiary of the Company); plus
                    (C) 100% of the aggregate net cash proceeds and the Fair Market Value of marketable securities or other property received by the Company after the date of this Supplemental Indenture by means of: (i) the sale or other disposition (other than to the Company or one of its Restricted Subsidiaries) of Restricted Investments made by the Company or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Company or its Restricted Subsidiaries and repayments of loans or advances, and releases of guarantees, which constituted Restricted Investments by the Company or its Restricted Subsidiaries, in each case after the date of this Supplemental Indenture, (ii) the sale (other than to the Company or one of its Restricted Subsidiaries) of the Capital Stock of an Unrestricted Subsidiary or (iii) a distribution or dividend from an Unrestricted Subsidiary of the Company, in each case to the extent that such amounts were not otherwise included in the Consolidated Net Income of the Company for such period; plus
                    (D) to the extent that any Unrestricted Subsidiary of the Company designated as such after the date of this Supplemental Indenture is redesignated as a Restricted Subsidiary after the date of this Supplemental Indenture, the lesser of (i) the Fair Market Value of the Company’s Restricted Investment in such Subsidiary as of the date of such redesignation or (ii) the aggregate amount of the Company’s Restricted Investments in such Subsidiary to the extent such Restricted Investments reduced the amount available under this clause (D) and were not previously repaid or otherwise reduced.
          (b) The preceding provisions will not prohibit:
               (1) the payment of any dividend or the consummation of any irrevocable redemption of any securities within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of the Indenture;
               (2) the making of any Restricted Payment in exchange for, or out of or with the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock) or from the substantially concurrent contribution of Common Equity capital to the Company; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will not be considered to be net proceeds of Qualifying Equity Interests for purposes Section 4.02(a)(3)(B);
               (3) the payment of any dividend or similar distribution by a Restricted Subsidiary of the Company to the holders of its Equity Interests on a pro rata basis;
               (4) the making of any principal payment or the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of the Company or any Guarantor that is contractually subordinated to the Notes or to any Note Guarantee with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

               (5) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company held by any current or former officer, director, employee or consultant of the Company or any of its Restricted Subsidiaries pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement or any management equity plan or stock option plan or any other management or employee benefit plan or agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $25.0 million in any twelve-month period (with unused amounts in any twelve-month period being carried over to succeeding twelve-month periods); provided further that such amount in any twelve-month period may be increased by an amount not to exceed:
                    (a) the cash proceeds from the sale of Equity Interests of the Company to members of management, directors or consultants of the Company, any of its Restricted Subsidiaries or any of its direct or indirect parent companies that occurred after the date of this Supplemental Indenture, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of Section 4.02(a)(3) or Section 4.02(b)(2); plus
                    (b) the cash proceeds of key man life insurance policies received by the Company or its Restricted Subsidiaries after the date of this Supplemental Indenture; less
                    (c) the amount of any Restricted Payments made in previous twelve-month periods pursuant to clauses (a) and (b) of this clause (5);
               (6) the repurchase of Equity Interests deemed to occur upon the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options;
               (7) payments or distributions to dissenting stockholders required by applicable law, pursuant to or in connection with a consolidation, merger or transfer of assets of the Company or its Restricted Subsidiaries that complies with the provisions of Section 5.01;
               (8) the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of the Company or any preferred stock of any Restricted Subsidiary of the Company issued on or after the date of this Supplemental Indenture in accordance with the Fixed Charge Coverage Ratio test described in Section 4.04(a);
               (9) payments of cash, dividends, distributions, advances or other Restricted Payments by the Company or any of its Restricted Subsidiaries to allow the payment of cash in lieu of the issuance of fractional shares upon (i) the exercise of options or warrants or (ii) the conversion or exchange of Capital Stock or Permitted Convertible Indebtedness of any such Person;
               (10) the making of cash payments in connection with any conversion of Permitted Convertible Indebtedness in an aggregate principal amount since the date of this Supplemental Indenture not to exceed the sum of (a) the principal amount of such Permitted Convertible Indebtedness plus (b) any payments received by the Company or any of its Restricted Subsidiaries pursuant to the exercise, settlement or termination of any related Permitted Bond Hedge Transaction;
               (11) any payments in connection with a Permitted Bond Hedge Transaction, and the settlement of any related Permitted Warrant Transaction (a) by delivery of shares of the Company’s common stock upon net share settlement thereof or (b) by (i) set-off against the related Permitted Bond Hedge Transaction, (ii) payment of an early termination amount thereof in shares of the Company’s common stock upon any early termination thereof and (iii) payment of an amount thereof in cash upon exercise, settlement or an early termination thereof in an aggregate amount not to exceed the aggregate amount of any payments received by the Company or any of its Restricted Subsidiaries pursuant to the exercise, settlement or termination of any related Permitted Bond Hedge Transaction, less any cash payments made with respect to any related Permitted Convertible Indebtedness pursuant to Section 4.02(b)(10);
               (12) the declaration or payment of cash dividends on the Company’s common stock in an amount not to exceed $0.35 per share in any fiscal quarter (as adjusted so that the aggregate amount payable pursuant to this clause (12) is not increased or decreased solely as a result of any stock-split, stock dividend or similar reclassification);
               (13) the purchase, redemption, cancellation or other retirement for a nominal value per right of any rights granted to holders of the Company’s common stock pursuant to a shareholder rights plan;
               (14) payments in connection with intercompany obligations under cash pooling arrangements;
               (15) the repurchase or redemption of any Indebtedness which is subordinated in right of payment to the Notes or any Note Guarantee (i) at a purchase price not greater than 101% of the principal amount of such Indebtedness in the event of a “Change of Control” in accordance with provisions similar to those described under Section 4.08 or (ii) at a purchase price not greater than 100% of the principal amount thereof in accordance with the provisions similar to those described under Section 4.05; provided that, prior to or simultaneously with such purchase or redemption, the Company has made an offer to purchase the Notes as provided in the above-referenced provisions with respect to the Notes and has completed the repurchase or redemption of the Notes validly tendered for payment in connection with such offer to purchase and the provisions described under Section 4.05 and Section 4.08, as applicable; and
               (16) so long as no Default or Event of Default has occurred and is continuing, other Restricted Payments; provided, that, if, immediately after giving effect to such Restricted Payment as if it had occurred at the beginning of the Company’s most recently ended four full fiscal quarters for which internal financial statements are available at the time of such Restricted Payment, the Company’s Consolidated Leverage Ratio would have been equal to or greater than 3.00 to 1.00, the aggregate amount of such Restricted Payments pursuant to this clause (16) made since the date of this Supplemental Indenture at a time when such Consolidated Leverage Ratio was equal to or greater than 3.00 to 1.00 does not exceed $275.0 million.
          (c) The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors of the Company whose determination will be conclusive and will be evidenced by an Officers’ Certificate delivered to the Trustee.
                    Section 4.03 Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

          (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:
               (1) pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to the Company or any of its Restricted Subsidiaries;
               (2) make loans or advances to the Company or any of its Restricted Subsidiaries; or
               (3) sell, lease or transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.
          (b) However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:
               (1) contractual encumbrances or restrictions in effect on the date of this Supplemental Indenture, including pursuant to agreements governing Existing Indebtedness and Credit Facilities as in effect on the date of this Supplemental Indenture and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of this Supplemental Indenture;
               (2) the Indenture, the Notes and the Note Guarantees;
               (3) agreements governing other Indebtedness permitted to be incurred under Section 4.04 and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the restrictions therein are not materially more restrictive, taken as a whole, than those contained in the Indenture, the Notes and the Note Guarantees;
               (4) applicable law, rule, regulation or order;
               (5) any agreement or other instrument of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent created in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;
               (6) customary non-assignment provisions in contracts and licenses entered into in the ordinary course of business;
               (7) purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in Section 4.03(a)(3);
               (8) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

               (9) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;
               (10) Liens permitted to be incurred under Section 4.07 that limit the right of the debtor to dispose of the assets subject to such Liens;
               (11) provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements (including agreements entered into in connection with a Restricted Investment) entered into in the ordinary course of business, which limitation is applicable only to the assets that are the subject of such agreements;
               (12) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;
               (13) Indebtedness, Disqualified Stock or preferred stock of Foreign Subsidiaries permitted to be incurred pursuant to the provisions of the covenant described under Section 4.04;
               (14) any encumbrance or restriction in connection with an acquisition of property, so long as such encumbrance or restriction relates solely to the property so acquired and was not created in connection with or in anticipation of such acquisition;
               (15) restrictions on the sale or transfer of assets imposed under any agreement to sell such assets or granting an option to purchase such assets; provided that such sale or transfer complies with the other provisions of the Indenture;
               (16) Indebtedness or other contractual requirements or restrictions created in connection with any Qualified Securitization Facility that, in a good faith determination of the Company, are necessary or advisable to effect such Qualified Securitization Facility; provided that such restrictions apply only to such Securitization Subsidiary; and
               (17) any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (16) above; provided that the encumbrances or restrictions in such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, in the good faith judgment of the Board of Directors of the Company, taken as a whole, than the encumbrances or restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.
Section 4.04 Incurrence of Indebtedness and Issuance of Preferred Stock
          (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Company may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the Company’s Restricted Subsidiaries may incur Indebtedness (including Acquired Debt) or issue preferred stock, if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such preferred stock is issued, as the case may be, would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.
          (b) Section 4.04(a) will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):
               (1) the incurrence by the Company and any of its Restricted Subsidiaries of additional Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the face amount thereof) not to exceed $1,250.0 million;
               (2) the incurrence by the Company and its Restricted Subsidiaries of the Existing Indebtedness;
               (3) the incurrence by the Company and the Guarantors of Indebtedness represented by the Notes and the related Note Guarantees to be issued on the date of this Supplemental Indenture;
               (4) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the business of the Company or any of its Restricted Subsidiaries, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), not to exceed, as of any date of incurrence, the greater of (a) $100.0 million or (b) 2.5% of Total Assets;
               (5) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be incurred under Section 4.04(a) or clauses (2), (3), (4), (5), (14), (15), (19) or (21) of this Section 4.04(b);
               (6) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that:
                    (a) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary of the Company; and
                    (b) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary of the Company,
will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);
               (7) the issuance by any of the Company’s Restricted Subsidiaries to the Company or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that:

                    (a) any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than the Company or a Restricted Subsidiary of the Company; and
                    (b) any sale or other transfer of any such preferred stock to a Person that is not either the Company or a Restricted Subsidiary of the Company,
will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (7);
               (8) the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations in the ordinary course of business;
               (9) the guarantee by the Company or any of the Guarantors of Indebtedness of the Company or a Restricted Subsidiary of the Company to the extent that the guaranteed Indebtedness was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the Notes, then the Guarantee must be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;
               (10) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, performance and surety bonds in the ordinary course of business;
               (11) reimbursement obligations in respect of standby or documentary letters of credit or bankers’ acceptances in the ordinary course of business in an aggregate principal amount at any time outstanding not to exceed $30.0 million;
               (12) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five Business Days;
               (13) the incurrence by a Securitization Subsidiary of Indebtedness in connection with a Qualified Securitization Facility that is without recourse to the Company or to any other Subsidiary of the Company or their assets (other than such Securitization Subsidiary and its assets and, as to the Company or any Subsidiary of the Company, other than pursuant to representations, warranties, covenants and indemnities customary for such transactions) and is not guaranteed by any such Person in an aggregate principal amount not to exceed, as of any date of incurrence, the greater of (a) 85% of the gross book value of the accounts receivable of the Company and its Restricted Subsidiaries determined based on the most recently available month-end consolidated balance sheet information for the Company or (b) $250.0 million;
               (14) the incurrence by the Company or any of its Restricted Subsidiaries of (a) Indebtedness of a Person incurred and outstanding on or prior to the date on which such Person was acquired by the Company or any of its Restricted Subsidiaries or merged into the Company or a Restricted Subsidiary in accordance with the terms of the Indenture or (b) Indebtedness of the Company or any of its Restricted Subsidiaries incurred to acquire any Person who will become a Restricted Subsidiary or be merged into the Company or any of its Restricted Subsidiaries in accordance with the terms of the Indenture; provided, however, that, in either case, on the date of such incurrence, (i) the Company would have been able to incur $1.00 of additional Indebtedness pursuant to Section 4.04(a) after giving effect to the incurrence of such Indebtedness pursuant to this clause (14) or (ii) the Fixed

Charge Coverage Ratio for the Company would be greater than such Fixed Charge Coverage Ratio immediately prior to such incurrence of Indebtedness;
               (15) the incurrence by the Company of Indebtedness, to the extent the net proceeds thereof are (a) used to purchase Notes in connection with a Change of Control Offer or pursuant to Section 3.02 or (b) promptly deposited to defease the Notes as described under Article 7 or Article 8;
               (16) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness incurred in the ordinary course of business in connection with cash pooling arrangements, cash management and other Indebtedness incurred in the ordinary course of business in respect of netting services, overdraft protections and similar arrangements in each case in connection with cash management and deposit accounts;
               (17) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising from agreements of the Company or a Restricted Subsidiary of the Company providing for indemnification, adjustment of purchase price, earn-out or other similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Restricted Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition; provided that the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Company and its Restricted Subsidiaries in connection with such disposition;
               (18) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in connection with the repurchase, redemption or other acquisition or retirement of Equity Interests held by any current or former officer, director or employee of the Company or any of its Restricted Subsidiaries; provided that such repurchase, redemption or other acquisition or retirement is permitted by Section 4.02; and provided, further that such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the Notes and the Note Guarantees;
               (19) Indebtedness of Foreign Subsidiaries in an aggregate amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (19), not to exceed, as of any date of incurrence, the greater of (a) $150.0 million (or the equivalent thereof, measured at the time of each incurrence, in the applicable foreign currency) or (b) 4.0% of Total Assets;
               (20) Indebtedness consisting of guarantees of Indebtedness or other obligations of joint ventures permitted under clause (15) of the definition of “Permitted Investments;” and
               (21) the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable), including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (21), not to exceed, as of any date of incurrence, the greater of (a) $200.0 million or (b) 5.0% of Total Assets.
          (c) For purposes of determining compliance with this Section 4.04, (i) in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (21) of Section 4.04(b), or is entitled to be incurred pursuant to Section 4.04(a), the Company will be permitted, in its sole discretion, to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this Section 4.04 and will only be required to include the amount and type of such Indebtedness in one of the sub-clauses of Section 4.04(b) or under Section 4.04(a) and (ii) at the time of incurrence, the Company will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in Section 4.04(a) or 4.04(b).
     Indebtedness under Credit Facilities outstanding on the date on which Notes are first issued and authenticated under the Indenture shall be deemed to have been incurred under Section 4.04(b)(1).
     The accrual of interest or preferred stock dividends, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on preferred stock or Disqualified Stock in the form of additional shares of the same class of preferred stock or Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of preferred stock or Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount thereof is included in Fixed Charges of the Company as accrued.
     For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be utilized, calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.
     Section 4.05 Asset Sales.
          (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:
               (1) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value (measured as of the date of the definitive agreement with respect to such Asset Sale) of the assets or Equity Interests issued or sold or otherwise disposed of; and
               (2) at least 75% of the consideration received in the Asset Sale by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:
                    (A) any liabilities, as shown on the Company’s most recent consolidated balance sheet, of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Note Guarantee) that are assumed by the transferee of any such assets pursuant to a novation, indemnity or similar agreement that releases the Company or such Restricted Subsidiary from or indemnifies against further liability;
                    (B) any securities, Notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash within 180 days of receipt, to the extent of the cash received in that conversion;
                    (C) any stock or assets of the kind referred to in clauses (2), (4) or (5) of Section 4.05(b); and

                    (D) any Designated Non-cash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (D) that is at that time outstanding, not to exceed at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value) the greater of (i) $50.0 million or (ii) 1.25% of the Total Assets.
          (b) Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company or a Restricted Subsidiary of the Company may apply such Net Proceeds at its option:
               (1) to repay Senior Debt;
               (2) to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of the Company;
               (3) to make a capital expenditure;
               (4) to acquire other assets that are used or useful in a Permitted Business; or
               (5) to make an Investment in any one or more businesses that replaces the businesses, properties and/or assets that are the subject of such Asset Sale; provided that such Investment in any business is in the form of the acquisition of Capital Stock and, after giving effect to such Investment, such business is a Restricted Subsidiary of the Company.
          (c) Pending the final application of any Net Proceeds, the Company or a Restricted Subsidiary of the Company may temporarily invest the Net Proceeds in any manner that is not prohibited by the Indenture. Any binding commitment to apply Net Proceeds to invest in accordance with clauses (2), (3), (4) or (5) of Section 4.05(b), as the case may be, shall be treated as a permitted application of Net Proceeds from the date of such commitment so long as the Company or such Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment within 180 days of such commitment; provided that if such commitment is later canceled or terminated for any reason such Net Proceeds shall constitute Excess Proceeds.
          (d) Any Net Proceeds from Asset Sales that are not applied or invested as provided in Section 4.05(b) will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $50.0 million, within ten Business Days thereof, the Company will make an Asset Sale Offer as described in Section 3.04 to all Holders of Notes and, if required by the terms of any Indebtedness that is pari passu with the Notes, all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in the Indenture with respect to offers to purchase, prepay or redeem with the proceeds of sales of assets to purchase, prepay or redeem the maximum principal amount of Notes and such other pari passu Indebtedness (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith) that may be purchased, prepaid or redeemed out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount, plus accrued and unpaid interest, if any, to, but not including, the date of repurchase, subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and other pari passu Indebtedness tendered in (or required to be prepaid or redeemed in connection with) such

Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee will select the Notes and the Company will select such other pari passu Indebtedness to be purchased on a pro rata basis, based on the amounts tendered or required to be prepaid or redeemed (with such adjustments as may be deemed appropriate by the Trustee so that only Notes in denominations of $2,000, or an integral multiple of $1,000 in excess thereof, will be purchased). Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.
          (e) The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to a Change of Control Offer or an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control or Asset Sale provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control or Asset Sale provisions of the Indenture by virtue of such compliance.
Section 4.06 Transactions with Affiliates.
          (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $20.0 million, unless:
               (1) the Affiliate Transaction is on terms that are not materially less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and
               (2) the Company delivers to the Trustee, with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $40.0 million, (a) a resolution of the Board of Directors of the Company set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of the Company, or (b) an opinion as to the fairness to the Company or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.
          (b) The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of Section 4.06(a):
               (1) any employment agreement, change in control/severance agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and payments pursuant thereto;
               (2) transactions between or among the Company and/or its Restricted Subsidiaries;
               (3) transactions with a Person (other than an Unrestricted Subsidiary of the Company) that is an Affiliate of the Company solely because the Company owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

               (4) payment of fees and reimbursements of expenses (pursuant to indemnity arrangements or otherwise) of officers, directors, employees or consultants of the Company or any of its Restricted Subsidiaries or parent entities in the ordinary course of business;
               (5) any issuance of Equity Interests (other than Disqualified Stock) of the Company to Affiliates of the Company and the granting of registration and other customary rights in connection therewith;
               (6) any Permitted Investments and any Restricted Payments permitted under Section 4.02;
               (7) any agreement as in effect as of the date of this Supplemental Indenture, or any amendment thereto (so long as any such amendment is not materially disadvantageous to the Holders of the Notes when taken as a whole as compared to the applicable agreement as in effect on the date of this Supplemental Indenture);
               (8) transactions in which the Company or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable to the Company or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis;
               (9) the Transactions and the payment of all fees and expenses related thereto;
               (10) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services that are Affiliates, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture which are fair to the Company and its Restricted Subsidiaries, in the reasonable determination of the Board of Directors of the Company or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;
               (11) sales of accounts receivable, or participations therein, or Securitization Assets or related assets in connection with any Qualified Securitization Facility;
               (12) transactions between or among the Company and/or its Subsidiaries or transactions between a Securitization Subsidiary and any Person in which the Securitization Subsidiary has an Investment;
               (13) any transaction with a Captive Insurance Subsidiary in the ordinary course of operations of such Captive Insurance Subsidiary; and
               (14) any tax sharing agreement or payment pursuant thereto, between the Company and/or one or more Subsidiaries on the one hand, and any other Person with which the Company or such Subsidiaries are required or permitted to file consolidated tax return or with which the Company or such Subsidiaries are part of a consolidated group for tax purposes on the other hand, which payments by the Company and the Restricted Subsidiaries are in lieu of and not in excess of the tax liabilities that would have been payable by them on a stand-alone basis.
Section 4.07 Liens.

     The Company will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) securing Indebtedness upon any of their property or assets, now owned or hereafter acquired, unless (1) in the case of any Lien securing pari passu Indebtedness, the Notes are secured by a Lien that is senior in priority to or pari passu with such Lien and (2) in the case of any Lien securing subordinated Indebtedness, the Notes are secured by a Lien that is senior in priority to such Lien.
     Any Lien created for the benefit of the Holders of the Notes pursuant to the preceding paragraph will provide by its terms that any such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Lien on such other Indebtedness.
Section 4.08 Offer to Repurchase Upon Change of Control.
          (a) If a Change of Control occurs, each Holder of Notes will have the right to require the Company to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s Notes pursuant to an offer by the Company (a “Change of Control Offer”) on the terms set forth in this Supplemental Indenture. In the Change of Control Offer, the Company will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest, if any, on the Notes repurchased to, but not including, the date of purchase, subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date. Within ten days following any Change of Control, the Company will mail a notice to each Holder with a copy to the Trustee describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such compliance.
          (b) On the Change of Control Payment Date, the Company will, to the extent lawful:
               (1) accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;
               (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and
               (3) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being repurchased by the Company.
     The Paying Agent will promptly send to each Holder of Notes properly tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

          (c) The Company will not be required to make a Change of Control Offer upon a Change of Control if:
               (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer; provided, however, in the event that such third party terminates, or defaults under, its offer, the Company will be required to make a Change of Control Offer treating the date of such termination or default as though it were the date of the Change of Control; or
               (2) notice of redemption has been given pursuant to the Indenture as described above under Section 3.02, unless and until there is a default in payment of the applicable redemption price. Notwithstanding anything to the contrary contained herein, a Change of Control Offer may be made in advance of a Change of Control, conditioned upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.
Section 4.09 No Layering of Debt
     The Company will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is contractually subordinate or junior in right of payment to any Senior Debt of the Company and senior in right of payment to the Notes. No Guarantor will incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is contractually subordinate or junior in right of payment to the Senior Debt of such Guarantor and senior in right of payment to such Guarantor’s Note Guarantee. No such Indebtedness will be considered to be contractually subordinated or junior in right of payment to any Senior Debt of the Company or any Guarantor by virtue of being unsecured or by virtue of being secured on a junior priority basis.
Section 4.10 Additional Note Guarantees
     If the Company or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary after the date of this Supplemental Indenture that guarantees or otherwise becomes an obligor with respect to any Indebtedness of the Company or any of its Restricted Subsidiaries under a Credit Facility, then that newly acquired or created Domestic Subsidiary will become a Guarantor and execute a supplemental indenture and deliver an Opinion of Counsel (as defined in the Original Indenture) to the Trustee within 45 Business Days of the date such Domestic Subsidiary guarantees or otherwise becomes an obligor with respect to any Indebtedness of the Company or any of its Restricted Subsidiaries under a Credit Facility; provided that any Domestic Subsidiary that constitutes an Immaterial Subsidiary, a Captive Insurance Subsidiary or a Securitization Subsidiary, as the case may be, need not become a Guarantor until such time as it ceases to be an Immaterial Subsidiary, a Captive Insurance Subsidiary or a Securitization Subsidiary, as the case may be. Each Note Guarantee of a Domestic Subsidiary will provide by its terms that it will be automatically released under the circumstances described in Article 9.
Section 4.11 Payments for Consent
     The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Section 4.12 Designation of Restricted and Unrestricted Subsidiaries
     The Board of Directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary designated as Unrestricted will be deemed to be an Investment made as of the time of the designation in an amount determined as set forth in the last sentence of the definition of “Investments” and will reduce the amount available for Restricted Payments under Section 4.02 or under one or more clauses of the definition of Permitted Investments, as determined by the Company. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of the Company may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.
     Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a certified copy of a resolution of the Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by Section 4.02. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under Section 4.04, the Company will be in Default of such covenant. The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Company; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1)(a) such Indebtedness is permitted under Section 4.04, or (b) the Fixed Charge Coverage Ratio would be greater than such ratio immediately prior to such designation, in each case, calculated on a pro forma basis as if such designation had occurred at the beginning of the applicable reference period; and (2) no Default or Event of Default would occur and be continuing following such designation.

Section 4.13 Changes in Covenants when Notes Are Rated Investment Grade.
     If on any date following the date of this Supplemental Indenture:
          (a) the Notes are rated Investment Grade; and
          (b) no Default or Event of Default shall have occurred and be continuing, then, beginning on that day (the “Fall Away Date”) and continuing at all times thereafter regardless of any subsequent changes in the rating of the Notes, the sections specifically listed below will permanently cease to be in effect with respect to the Notes:
          (a) Section 4.02 (Restricted Payments);
          (b) Section 4.03 (Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries);
          (c) Section 4.04 (Incurrence of Indebtedness and Issuance of Preferred Stock);
          (d) Section 4.05 (Asset Sales);
          (e) Section 4.06 (Transactions with Affiliates);
          (f) Section 4.09 (No Layering of Debt);
          (g) Section 4.10 (Additional Note Guarantees);
          (h) Section 4.11 (Payments for Consent);
          (i) Section 4.12 (Designation of Restricted and Unrestricted Subsidiaries); and
          (j) Clause (4) of Section 5.01;
     As of the Fall Away Date, the Note Guarantees of each of the Guarantors will be automatically released. The Company will deliver to the Trustee within five Business Days of the occurrence of the Fall Away Date an Officers’ Certificate specifying the date on which the Fall Away Date has occurred. The Trustee shall have no independent obligation to determine if the Fall Away Date has occurred or commenced or to notify Holders regarding the same.
ARTICLE 5.
SUCCESSORS
Section 5.01 Merger, Consolidation or Sale of Assets
     The provisions in Article V of the Original Indenture shall not apply with respect to the Notes, and this Article 5 supersedes the entirety thereof.

     The Company will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation), or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

               (1) either:
                    (A) the Company is the surviving corporation; or
                    (B) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition has been made is an entity organized or existing under the laws of the United States, any state of the United States or the District of Columbia; and, if such entity is not a corporation, a co-obligor of the Notes is a corporation organized or existing under any such laws;
               (2) the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of the Company under the Notes and the Indenture pursuant to a supplemental indenture substantially in the form attached hereto as Exhibit B or other documents or instruments;
               (3) immediately after such transaction, no Default or Event of Default exists; and
               (4) on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, either:
                    (A) the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance or other disposition has been made would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.04(a) or
                    (B) the Fixed Charge Coverage Ratio for the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance or other disposition has been made, would be greater as a result of such transaction.
     In addition, the Company will not, directly or indirectly, lease all or substantially all of the properties and assets of it and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person.
     This Section 5.01 will not apply to any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among the Company and its Restricted Subsidiaries. Clauses (3) and (4) of Section 5.01 will not apply to (1) any merger or consolidation, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among the Company with or into one of its Restricted Subsidiaries for any purpose or (2) with or into an Affiliate solely for the purpose of reincorporating the Company in another jurisdiction.
Section 5.02 Successor Corporation Substituted.
     In case of any such consolidation, merger, sale, conveyance, transfer or other disposition set forth in Section 5.01, in which the Company is not the person formed by or surviving such consolidation or merger or to which such sale, conveyance, transfer or other dispositions (the “Successor Company”) and upon the assumption by the Successor Company by supplemental indenture executed and delivered to the Trustee of the due and punctual payment of the principal of and interest on all of the Notes, and the due and punctual performance and observance of all of the covenants and conditions of the Indenture to be performed or satisfied by the Company, such Successor Company shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, with the same effect as if it had been named herein as the party of this first part, and the Company shall be discharged from its obligations under the Notes and the Indenture, except in the case of any such lease. Such Successor Company thereupon may cause to be signed, and may issue either in its own name or in the name of the Company any or all of the Notes, issuable hereunder that theretofore shall not have been signed by the Company and delivered to the Trustee; and, upon the order of such Successor Company instead of the Company and subject to all the terms, conditions and limitations in the Indenture prescribed, the Trustee shall authenticate and shall deliver, or cause to be authenticated and delivered, any Notes that previously shall have been signed and delivered by the officers of the Company to the Trustee for authentication, and any Notes that such Successor Company thereafter shall cause to be signed and delivered to the Trustee for that purpose. All the Notes so issued shall in all respects have the same legal rank and benefit under the Indenture as the Notes theretofore or thereafter issued in accordance with the terms of this Supplemental Indenture as though all of such Notes had been issued at the date of the execution hereof. In the event of any such consolidation, merger, sale, conveyance, transfer or other disposition upon compliance with this Article 5 the person named as the “Company” in the first paragraph of this Supplemental Indenture or any successor that shall thereafter have become such in the manner prescribed in this Article 5 may be dissolved, wound up and liquidated at any time thereafter and such person shall be discharged from its liabilities as obligor and maker of the Notes and from its obligations under the Indenture with respect to the Notes.
Section 5.03 Opinion of Counsel to Be Given to Trustee.
     Prior to execution of any supplemental indenture pursuant to this Article 5, the Trustee shall receive an Officers’ Certificate and an Opinion of Counsel in accordance with Section 12.4 of the Original Indenture as conclusive evidence that consolidation, merger, sale, conveyance, transfer, lease or other disposition set forth in Section 5.01 and any such assumption complies with the provisions of this Article 5.
ARTICLE 6.
DEFAULT AND REMEDIES
     Section 6.01 Events of Default.
     Sections 6.7, 6.9, 6.10 and 6.11 in Article VI of the Original Indenture shall apply with respect to the Notes, and this Article 6 supersedes the remaining sections thereof.

     Each of the following events shall be an “Event of Default” wherever used herein with respect to the Notes, and, except to the extent set forth in this Section 6.01, the Notes shall not have the benefit of any “Event of Default” specified in Section 6.1 of the Original Indenture:
               (1) default for 30 days in the payment when due of interest, if any, on the Notes, whether or not prohibited by Article 12;
               (2) default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the Notes, whether or not prohibited by Article 12;
               (3) prior to the Fall Away Date, and, to the extent applicable after the Fall Away Date, failure by the Company or any of its Restricted Subsidiaries to comply with the provisions described under Article 5 for 30 days after notice to the Company by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding;

               (4) prior to the Fall Away Date, failure by the Company or any of its Restricted Subsidiaries to comply with Section 4.02 or Section 4.04 for 30 days after notice to the Company by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding;
               (5) failure by the Company or any of its Restricted Subsidiaries for 60 days after notice to the Company by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding to comply with any of the other agreements in the Indenture;
               (6) default with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which may be secured or evidenced any Indebtedness for money borrowed in excess of $50.0 million in the aggregate by the Company or any of its Restricted Subsidiaries, whether such Indebtedness or Guarantee now exists, or is created after the date of this Supplemental Indenture, if that default:
                    (a) constitutes a failure to pay the principal or interest of any such Indebtedness or Guarantee when due and payable at its stated maturity, upon required repurchase, upon declaration or otherwise; or
                    (b) results in such Indebtedness becoming or being declared due and payable;
               (7) failure by the Company or any of its Restricted Subsidiaries to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $50.0 million, which judgments are not paid, discharged or stayed, for a period of 60 days;
               (8) except as permitted by the Indenture, any Note Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Note Guarantee;
               (9) the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary:
                    (a) commences a voluntary case,
                    (b) consents to the entry of an order for relief against it in an involuntary case,
                    (c) consents to the appointment of a custodian of it or for all or substantially all of its property,
                    (d) makes a general assignment for the benefit of its creditors, or
                    (e) generally is not paying its debts as they become due; and
          (10) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

                    (a) is for relief against the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary in an involuntary case;
                    (b) appoints a custodian of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary or for all or substantially all of the property of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary; or
                    (c) orders the liquidation of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary;
     and the order or decree remains unstayed and in effect for 60 consecutive days.
Section 6.02 Acceleration.
     In the case of an Event of Default specified in clause (9) or (10) of Section 6.01, with respect to the Company, any Restricted Subsidiary of the Company that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Upon any such declaration, the Notes shall become due and payable immediately.
     The Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may, on behalf of all of the Holders of all the Notes, rescind an acceleration and its consequences under the Indenture, if the rescission would not conflict with any judgment or decree, except a continuing Default or Event of Default in the payment of principal of, premium on, if any, or interest, if any, on the Notes.
Section 6.03 Other Remedies.
     If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal of, premium on, if any, or interest, if any, on, the Notes or to enforce the performance of any provision of the Notes or the Indenture.
     The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.
Section 6.04 Waiver of Past Defaults
     The Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may, on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences hereunder, except a continuing Default or Event of Default in the payment of principal of, premium on, if any, or interest, if any, on, the Notes (including in connection with an offer to purchase); provided, however, that the Holders of a majority in aggregate principal amount of the then outstanding Notes may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of the Indenture with respect to the Notes; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.
     In the event of any Event of Default specified in Section 6.01(6), such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the Notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 20 days after such Event of Default arose: (1) the Indebtedness or Note Guarantee that is the basis for such Event of Default has been discharged; or (2) Holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or (3) the default that is the basis for such Event of Default has been cured.
Section 6.05 Control by Majority
     Holders of a majority in principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or of exercising any trust or power conferred on it. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture that the Trustee determines is unduly prejudicial to the rights of any other Holders of a Note or that could result in personal liability for the Trustee.
Section 6.06 Limitation on Suits
     In case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any Holders of Notes unless such Holders have offered to the Trustee indemnity or security satisfactory to the Trustee against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest, if any, when due, no Holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless:
(1)	such Holder has previously given the Trustee written notice that an Event of Default is continuing;

(2)	Holders of at least 25% in aggregate principal amount of the then outstanding Notes make a written request to the Trustee to pursue the remedy;

(3)	such Holder or Holders offer and, if requested, provide to the Trustee security or indemnity reasonably satisfactory to the Trustee against any loss, liability or expense;

(4)	the Trustee does not comply with such request within 60 days after receipt of the request and the offer of security or indemnity; and

(5)	during such 60-day period, Holders of a majority in aggregate principal amount of the then outstanding Notes do not give the Trustee a direction inconsistent with such request.
Section 6.07 Collection Suit by Trustee.
     If an Event of Default specified in Section 6.01(1) or (2) hereof occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the

Company for the whole amount of principal of, premium on, if any, and interest, if any, remaining unpaid on, the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.
ARTICLE 7.
LEGAL DEFEASANCE AND COVENANT DEFEASANCE
Section 7.01 Option to Effect Legal Defeasance or Covenant Defeasance.
     The provisions in Article VIII of the Original Indenture shall not apply with respect to the Notes, and this Article 7 supersedes the entirety thereof. The Company may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an Officers’ Certificate, elect to have either Section 7.02 or 7.03 hereof be applied to all outstanding Notes upon compliance with the conditions set forth below in this Article 7.
Section 7.02 Legal Defeasance and Discharge.
     Upon the Company’s exercise under Section 7.01 hereof of the option applicable to this Section 7.02, the Company and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 7.04 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Notes (including the Note Guarantees) on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Company and the Guarantors will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes (including the Note Guarantees), which will thereafter be deemed to be “outstanding” only for the purposes of Section 7.05 hereof and the other Sections of this Supplemental Indenture referred to in clauses (1) and (2) below, and to have satisfied all their other obligations under such Notes, the Note Guarantees and the Indenture (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions which will survive until otherwise terminated or discharged hereunder:
               (1) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium on, if any, or interest, if any, on, such Notes when such payments are due from the trust referred to below;
               (2) the Company’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;
               (3) the rights, powers, trusts, duties and immunities of the Trustee under the Indenture, and the Company’s and the Guarantors’ obligations in connection therewith; and
               (4) this Article 7.
     Subject to compliance with this Article 7, the Company may exercise its option under this Section 7.02 notwithstanding the prior exercise of its option under Section 7.03 hereof.
Section 7.03 Covenant Defeasance.
     Upon the Company’s exercise under Section 7.01 hereof of the option applicable to this Section 7.03, the Company and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 7.04 hereof, be released from each of their obligations under the covenants contained in Sections 4.01, 4.02, 4.03, 4.04, 4.05, 4.06, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12 and 4.13 hereof, clause (4) of Section 5.01 hereof and Sections 4.3, 4.5, 4.6 and 4.7 of the Original Indenture, in each case with respect to the outstanding Notes on and after the date the conditions set forth in Section 7.04 hereof are satisfied (hereinafter, “Covenant Defeasance”), and the Notes will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes will not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and Note Guarantees, the Company and the Guarantors may omit to comply with and will have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply will not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of the Indenture and such Notes and Note Guarantees will be unaffected thereby. In addition, upon the Company’s exercise under Section 7.01 hereof of the option applicable to this Section 7.03, subject to the satisfaction of the conditions set forth in Section 7.04 hereof, Sections 6.01 (4), (5), (6), (7) and (8) hereof will not constitute Events of Default.
Section 7.04 Conditions to Legal or Covenant Defeasance.
     In order to exercise either Legal Defeasance or Covenant Defeasance under either Section 7.02 or 7.03 hereof:
     (1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, premium on, if any, and interest, if any, on, the outstanding Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to such stated date for payment or to a particular redemption date;
     (2) in the case of Legal Defeasance, the Company must deliver to the Trustee an Opinion of Counsel confirming that:
          (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or
          (B) since the date of this Supplemental Indenture, there has been a change in the applicable federal income tax law (or official interpretation thereof), in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;
     (3) in the case of Covenant Defeasance, the Company must deliver to the Trustee an Opinion of Counsel confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;
     (4) no Default or Event of Default shall have occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit (and any similar concurrent deposit relating to other Indebtedness), and the granting of Liens to secure such borrowings);
     (5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the Indenture and the agreements governing any other Indebtedness being defeased, discharged or replaced) to which the Company or any of the Guarantors is a party or by which the Company or any of the Guarantors is bound (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit (and any similar concurrent deposit relating to other Indebtedness) and the granting of Liens to secure such borrowings);
     (6) the Company must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding any creditors of the Company or others; and
     (7) the Company must deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.
Section 7.05 Deposited Money and Government Securities to be Held in Trust; Other Miscellaneous Provisions.
     Subject to Section 7.06 hereof, all money and non-callable Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 7.05, the “Trustee”) pursuant to Section 7.04 hereof in respect of the outstanding Notes will be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and the Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, if any, but such money need not be segregated from other funds except to the extent required by law.
     The Company will pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable Government Securities (as defined in the Original Indenture) deposited pursuant to Section 7.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.
     Notwithstanding anything in this Article 7 to the contrary, the Trustee will deliver or pay to the Company from time to time upon the request of the Company any money or non-callable Government Securities held by it as provided in Section 7.04 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 7.04(1) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 7.06 Repayment to Company.
     Subject to the requirements of applicable law, any monies deposited with or paid to the Trustee for payment of the principal of or interest, if any, on the Notes and not applied but remaining unclaimed by the Holders of the Notes for two years after the date upon which the principal of or interest, if any, on such Notes, as the case may be, shall have become due and payable, shall be repaid to the Company by the Trustee on demand, and all liability of the Trustee shall thereupon cease with respect to such monies; and the Holder of any of the Notes shall thereafter look only to the Company for any payment or delivery that such Holder of the Notes may be entitled to collect unless an applicable abandoned property law designates another person.
Section 7.07 Reinstatement.
     If the Trustee or Paying Agent is unable to apply any U.S. dollars or non-callable Government Securities in accordance with Section 7.02 or 7.03 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company’s and the Guarantors’ obligations under the Indenture and the Notes and the Note Guarantees will be revived and reinstated as though no deposit had occurred pursuant to Section 7.02 or 7.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 7.02 or 7.03 hereof, as the case may be; provided, however, that, if the Company makes any payment of principal of, premium on, if any, or interest, if any, on, any Note following the reinstatement of its obligations, the Company will be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.
ARTICLE 8.
SATISFACTION AND DISCHARGE
     Section 8.01 Satisfaction and Discharge of the Supplemental Indenture.
     Articles VIII and XI of the Original Indenture shall not apply to the Notes. Instead, the satisfaction and discharge provisions set forth in this Article 8 shall, with respect to the Notes, supersede in their entirety Articles VIII and XI of the Original Indenture, and all references in the Original Indenture to Articles VIII and XI thereof and satisfaction and discharge provisions therein, as the case may be, shall, with respect to the Notes, be deemed to be references to this Article 9 and the satisfaction and discharge provisions set forth in this Article 8, respectively.
     The Indenture will be discharged with respect to the Notes and will cease to be of further effect as to all Notes issued hereunder, when:
          (1) either:
               (a) all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the Trustee for cancellation; or
               (b) all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year or are to be called for redemption within one year and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation for principal of, premium on, if any, and interest, if any, on, the Notes to the date of maturity or redemption;
               (2) in respect of clause 1(b), no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and any similar deposit relating to other Indebtedness and, in each case, the granting of Liens to secure such borrowings) and the deposit will not result in a breach or violation of, or constitute a default under, any other material instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound (other than with respect to the borrowing of funds to be applied concurrently to make the deposit required to effect such satisfaction and discharge and any similar concurrent deposit relating to other Indebtedness, and in each case the granting of Liens to secure such borrowings);
               (3) the Company or any Guarantor has paid or caused to be paid all sums payable by it under the Indenture with respect to the Notes; and
               (4) the Company has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the Notes at maturity or on the redemption date, as the case may be.
     In addition, the Company must deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.
     Notwithstanding the satisfaction and discharge of the Indenture, if money has been deposited with the Trustee pursuant to subclause (b) of clause (1) of this Section 8.01, the provisions of Sections 8.02 and 7.06 hereof will survive. In addition, nothing in this Section 8.01 will be deemed to discharge those provisions of Section 7.7 of the Original Indenture, that, by their terms, survive the satisfaction and discharge of the Indenture.
Section 8.02 Application of Trust Money.
     Subject to the provisions of Section 7.06 hereof, all money deposited with the Trustee pursuant to Section 8.01 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and the Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal, premium, if any, and interest, if any, for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.
     If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 8.01 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s and any Guarantor’s obligations under the Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.01 hereof; provided that if the Company has made any payment of principal of, premium on, if any, or interest, if any, on, any Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.

ARTICLE 9.
NOTE GUARANTEES
     Section 9.01 Guarantee.
     Subject to this Article 9, each of the Guarantors hereby, jointly and severally, unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of the Indenture, the Notes or the obligations of the Company hereunder or thereunder, that:
     (1) the principal of, premium on, if any, and interest, if any, on, the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of, premium on, if any, and interest, if any, on, the Notes, if lawful, and all other obligations of the Company to the Holders or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and
     (2) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.
     Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors will be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.
     (b) The Guarantors hereby agree that their obligations hereunder are unconditional, irrespective of the validity, regularity or enforceability of the Notes or the Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenant that this Note Guarantee will not be discharged except by complete performance of the obligations contained in the Notes and the Indenture.
     (c) If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Company or the Guarantors, any amount paid by either to the Trustee or such Holder, this Note Guarantee, to the extent theretofore discharged, will be reinstated in full force and effect.
     (d) Each Guarantor agrees that it will not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (1) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 hereof for the purposes of such Guarantor’s Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such obligations as provided in Article 6 hereof, such obligations (whether or not due and payable) will forthwith become due and payable by the Guarantors for the purpose of such Guarantor’s Note Guarantee. The Guarantors will have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Note Guarantee.
Section 9.02 Subordination of Note Guarantee.
     The Obligations of each Guarantor under its Note Guarantee pursuant to this Article 9 will be junior and subordinated to the Senior Debt of such Guarantor on the same basis as the Notes are junior and subordinated to Senior Debt of the Company. For the purposes of the foregoing sentence, the Trustee and the Holders will have the right to receive and/or retain payments by any of the Guarantors only at such times as they may receive and/or retain payments in respect of the Notes pursuant to the Indenture, including Article 12 hereof.
Section 9.03 Limitation on Guarantor Liability.
     Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Note Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor will be limited to the maximum amount that will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 9, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent transfer or conveyance.
Section 9.04 Execution and Delivery.
     To evidence its Note Guarantee set forth in Section 9.01 hereof, each Guarantor hereby agrees that this Supplemental Indenture will be executed on behalf of such Guarantor by one of its Officers.
     Each Guarantor hereby agrees that its Note Guarantee set forth in Section 9.01 hereof will remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.
     If an Officer whose signature is on this Supplemental Indenture no longer holds that office at the time the Trustee authenticates the Notes, the Note Guarantee will be valid nevertheless.
     The delivery of any Note by the Trustee, after the authentication thereof hereunder, will constitute due delivery of the Note Guarantee set forth in this Supplemental Indenture on behalf of the Guarantors.
     In the event that the Company or any of its Restricted Subsidiaries creates or acquires any Domestic Subsidiary after the date of this Supplemental Indenture, if required by Section 4.10 hereof, the Company will cause such Domestic Subsidiary to comply with the provisions of Section 4.10 hereof and this Article 9, to the extent applicable.
Section 9.05 Guarantors May Consolidate, etc., on Certain Terms.
     No Guarantor may sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, other than the Company or another Guarantor, unless:

     (1) immediately after giving effect to such transaction, no Default or Event of Default exists; and
     (2) either:
          (a) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger unconditionally assumes all the obligations of that Guarantor under its Note Guarantee and the Indenture pursuant to a supplemental indenture substantially in the form attached hereto as Exhibit B ; or
          (b) the Net Proceeds of such sale or other disposition are applied in accordance with Section 4.05 hereof, to the extent applicable.
     In case of any such consolidation, merger, sale or conveyance and upon the assumption by the successor Person, by supplemental indenture, executed and delivered to the Trustee and satisfactory in form to the Trustee, of the due and punctual performance of all of the covenants and conditions of the Indenture to be performed by the Guarantor, such successor Person will succeed to and be substituted for the Guarantor with the same effect as if it had been named herein as a Guarantor. All the Note Guarantees so issued will in all respects have the same legal rank and benefit under the Indenture as the Note Guarantees theretofore and thereafter issued in accordance with the terms of the Indenture as though all of such Note Guarantees had been issued at the date of the execution hereof.
     Except as set forth in Articles 4 and 5 hereof, and notwithstanding clauses 2(a) and (b) above, nothing contained in the Indenture or in any of the Notes will prevent any consolidation or merger of a Guarantor with or into the Company or another Guarantor, or will prevent any sale or conveyance of the property of a Guarantor as an entirety or substantially as an entirety to the Company or another Guarantor.
Section 9.06 Releases.
     The Note Guarantee of a Guarantor will be automatically released:
               (1) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor, by way of merger, consolidation or otherwise, to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, if the sale or other disposition does not violate Section 4.05;
               (2) in connection with any sale or other disposition of Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, if the sale or other disposition does not violate Section 4.05 and the Guarantor ceases to be a Restricted Subsidiary of the Company as a result of the sale or other disposition;
               (3) if the Company designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the provisions of the Indenture described under Section 4.12;
               (4) with respect to any Guarantor that, as of the date of this Supplemental Indenture, is a guarantor or other obligor with respect to any Indebtedness under any Credit Facility, if that Guarantor ceases to be a guarantor or other obligor with respect to any such Indebtedness; provided, however, that if, at any time following such release, that Guarantor subsequently guarantees or otherwise becomes an obligor with respect to any Indebtedness under a Credit Facility, then that Guarantor will be required to provide a Note Guarantee at such time;

               (5) with respect to any Guarantor that, as of the date of this Supplemental Indenture, is not a guarantor or other obligor with respect to any Indebtedness under any Credit Facility, in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor, by way of merger, consolidation or otherwise, to any Restricted Subsidiary that is not a Guarantor;
               (6) upon legal defeasance, covenant defeasance or satisfaction and discharge of the Indenture as provided in Article 7 and Article 8; or
               (7) on the Fall Away Date.
ARTICLE 10.
SUPPLEMENTAL INDENTURES
Section 10.01 Supplemental Indentures Without Consent of Holders. In lieu of Section 9.1 of the Original Indenture, the Company, the Guarantors and the Trustee may amend or supplement the Indenture, the Notes or the Note Guarantees without notice to or the consent of any Holder of the Notes to:
          (a) to cure any ambiguity, defect or inconsistency;
          (b) to provide for uncertificated Notes in addition to or in place of Physical Notes;
          (c) to provide for the assumption of the Company’s or a Guarantor’s obligations to Holders of Notes and Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of the Company’s or such Guarantor’s assets, as applicable;
          (d) to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indenture of any Holder;
          (e) to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;
          (f) to conform this Supplemental Indenture, the Notes and the Note Guarantees and the form or terms of the Notes to the “Description of Notes” section as set forth in the final prospectus supplement related to the offering and sale of the Notes dated June 8, 2011 to the extent that such description was intended to be a verbatim recitation of a provision in the Indenture, the Notes or the Note Guarantees, which intent will be evidenced by an Officers’ Certificate to that effect;
          (g) to provide for the issuance of Additional Notes in accordance with the limitations set forth in the Indenture as of the date of this Supplemental Indenture;
          (h) to allow any Guarantor to execute a Supplemental Indenture and/or a Note Guarantee with respect to the Notes; or
          (i) to release a Guarantor from its Note Guarantee pursuant to the terms of the Indenture when permitted or required pursuant to the terms of the Indenture.
Section 10.02 Supplemental Indentures With Consent of Holders.
     Subject to certain exceptions, the Indenture, the Notes or the Note Guarantees may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, Additional Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes), and any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium on, if any, or interest, if any, on, the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of the Indenture or the Notes or the Note Guarantees may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, Additional Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes). In lieu of Section 9.2 of the Original Indenture, which shall not apply with respect to the Notes, without the consent of each Holder affected thereby, no amendment, supplement or waiver, including a waiver in relation to a past Event of Default, may:
          (a) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;
          (b) reduce the principal of or change the fixed maturity of any Note or alter or waive any of the provisions with respect to the redemption of the Notes (for the avoidance of doubt, the provisions with respect to the redemption of the Notes referred to in this clause (b) do not include the offers to purchase Notes described in Sections 4.05 and 4.08);
          (c) reduce the rate of or change the time for payment of interest, including default interest, on any Note;
          (d) waive a Default or Event of Default in the payment of principal of, premium on, if any, or interest, if any, on, the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration);
          (e) make any Note payable in money other than that stated in the Notes;
          (f) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of, premium on, if any, or interest, if any, on, the Notes;
          (g) waive a redemption payment with respect to any Note (other than a payment required by Sections 4.05 or 4.08);
          (h) release any Guarantor from any of its obligations under its Note Guarantee or the Indenture, except in accordance with the terms of the Indenture; or
          (i) make any change in the preceding amendment and waiver provisions.
     In addition, any amendment to, or waiver of, Article 12 that adversely affects the rights of the Holders of the Notes will require the consent of the Holders of at least 75% in aggregate principal amount of Notes then outstanding.
     The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

Section 10.03 Notice of Amendment or Supplement. After an amendment or supplement under this Article 10 or Article IX of the Original Indenture becomes effective, the Company shall mail to the Holders a notice briefly describing such amendment or supplement. However, the failure to give such notice to all the Holders, or any defect in the notice, shall not impair or affect the validity of the amendment or supplement.
ARTICLE 11.
MISCELLANEOUS
Section 11.01 Governing Law. THIS SUPPLEMENTAL INDENTURE, EACH OF THE NOTES, EACH OF THE NOTE GUARANTEES AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS SUPPLEMENTAL INDENTURE, EACH OF THE NOTES AND EACH OF THE NOTE GUARANTEES, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
Section 11.02 No Security Interest Created. Nothing in this Supplemental Indenture, in the Notes or in the Note Guarantees expressed or implied, shall be construed to constitute a security interest under the Uniform Commercial Code or similar legislation, as now or hereafter enacted and in effect, in any jurisdiction.
Section 11.03 Trust Indenture Act. This Supplemental Indenture will be subject to, and governed by, the provisions of the Trust Indenture Act that are required to be part of this Supplemental Indenture and shall, to the extent applicable, be governed by such provisions.
Section 11.04 Benefits of Supplemental Indenture. Nothing in this Supplemental Indenture, in the Notes or the Note Guarantees, express or implied, shall give to any person (including any Registrar, any Paying Agent and their successors hereunder), other than the parties hereto, any benefit or any legal or equitable right, remedy or claim under this Supplemental Indenture.
Section 11.05 Calculations. Except as otherwise provided in this Supplemental Indenture, the Company shall be responsible for making all calculations called for under the Notes. These calculations include, but are not limited to, determinations of accrued interest payable on the Notes. The Company shall make all these calculations in good faith and, absent manifest error, the Company’s calculations shall be final and binding on Holders of Notes. The Company shall provide a schedule of its calculations to the Trustee and the Trustee is entitled to rely conclusively upon the accuracy of the Company’s calculations without independent verification. The Trustee will forward the Company’s calculations to any Holder of Notes upon the request of that Holder at the sole cost and expense of the Company.
Section 11.06 Effect of Headings and Table of Contents. The Article and Section headings herein and the Table of Contents are for convenience only and shall not affect the construction hereof.
Section 11.07 Execution in Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.
Section 11.08 Separability Clause. In case any provision in this Supplemental Indenture, in any Note or coupon or in any Note Guarantee shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
Section 11.09 Ratification of Original Indenture. The Original Indenture, as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture shall be deemed part of the Original Indenture in the manner and to the extent herein and therein provided. For the avoidance of doubt, each of the Company, each of the Guarantors and each Holder of the Notes, by its acceptance of such Notes, acknowledges and agrees that all of the rights, privileges, protections, immunities, indemnities and benefits afforded to the Trustee under the Original Indenture are deemed to be incorporated herein, and shall be enforceable by the Trustee hereunder, in each of its capacities hereunder as if set forth herein in full.
Section 11.10 The Trustee. The recitals in this Supplemental Indenture are made by the Company and the Guarantors only and not the Trustee, and all of the provisions contained in the Original Indenture in respect of the rights, privileges, immunities, powers and duties of the Trustee shall be applicable in respect of the Notes, the Note Guarantees and of this Supplemental Indenture as fully and with like effect as set forth in full herein.
Section 11.11 No Recourse Against Others
     No director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, shall have any liability for any obligations of the Company or the Guarantors under the Notes, the Indenture, the Note Guarantees or any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.
ARTICLE 12.
SUBORDINATION
Section 12.01 Agreement to Subordinate. The Company agrees, and each Holder by accepting a Note agrees, that the Indebtedness evidenced by the Notes is subordinated in right of payment, to the extent and in the manner provided in this Article 12, to the prior payment in full of all Senior Debt (whether outstanding on the date hereof or hereafter created, incurred, assumed or guaranteed), and that the subordination is for the benefit of the holders of Senior Debt.
Section 12.02 Liquidation; Dissolution; Bankruptcy.
          (a) Upon any distribution to creditors of the Company in a liquidation or dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property, in an assignment for the benefit of creditors or any marshaling of the Company’s assets and liabilities:
               (1) holders of Senior Debt will be entitled to receive payment in full of all Obligations due in respect of such Senior Debt (including interest after the commencement of any bankruptcy proceeding at the rate specified in the applicable Senior Debt) before the Holders of Notes will be entitled to receive any payment with respect to the Notes (except that Holders of Notes may receive and retain Permitted Junior Securities and payments made from either of the trusts created pursuant to Sections 7.05 and 8.02 hereof); and
               (2) until all Obligations with respect to Senior Debt (as provided in clause (1) above) are paid in full, any distribution to which Holders would be entitled but for this Article 12 will be made to holders of Senior Debt, (except that Holders of Notes may receive and retain Permitted Junior Securities and payments made from either of the trusts created pursuant to Sections 7.05 and 8.02 hereof), as their interests may appear.

          (b) To the extent any payment of Senior Debt is declared to be fraudulent or preferential, set aside or required to be paid to any receiver, trustee in bankruptcy, liquidating trustee, agent or other similar person under any bankruptcy, reorganization, insolvency, receivership or similar proceeding, the Senior Debt or part thereof originally intended to be satisfied shall be deemed to be reinstated and outstanding as if such payment had not occurred and the provisions of this Article 12 will be applied accordingly.
Section 12.03 Default on Designated Senior Debt
          (a) The Company may not make, directly or indirectly through any Subsidiary or other person, any payment or distribution to the Trustee or any Holder in respect of Obligations with respect to the Notes and may not acquire from the Trustee or any Holder any Notes for cash or property (except that Holders of Notes may receive and retain Permitted Junior Securities and payments made from either of the trusts created pursuant to Sections 7.05 and 8.02 hereof) until all principal and other Obligations with respect to the Senior Debt have been paid in full if:
               (1) a default in the payment of principal, premium, if any, interest or any other Obligation due on any Designated Senior Debt (a “Payment Default”) occurs and is continuing (including, without limitation, a payment that has become due as a result of the acceleration of any Designated Senior Debt); or
               (2) any other default (a “Nonpayment Default”) occurs and is continuing on any series of Designated Senior Debt that permits holders of that series of Designated Senior Debt to accelerate its maturity and the Trustee receives a notice of such default (a “Payment Blockage Notice”) from the Company or any administrative agent or other agent or trustee for any Designated Senior Debt. The Trustee shall promptly deliver a copy of any Payment Blockage Notice received by it to the Company and the Company shall promptly deliver such copy to all holders of Designated Senior Debt. If the holders of a majority in principal amount of all Designated Senior Debt outstanding at the time such Payment Blockage Notice is delivered to the Company shall, within 10 days of their receipt thereof, deliver to the Company and the Trustee a notice rescinding such Payment Blockage Notice, such Payment Blockage Notice shall be deemed not to have been delivered for all purposes of the Indenture. If the Trustee receives any such Payment Blockage Notice, no subsequent Payment Blockage Notice will be effective for purposes of this Section 12.03 unless and until at least 360 days have elapsed since the delivery of the immediately prior Payment Blockage Notice.
     No Nonpayment Default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee may be, or may be made, the basis for a subsequent Payment Blockage Notice unless such default has been cured or waived for a period of not less than 90 days.
          (b) The Company may and will resume payments on and distributions in respect of the Notes and may acquire them upon the earlier of:
               (1) in the case of a Payment Default, upon the date upon which such default is cured or waived, and
               (2) in the case of a Nonpayment Default, upon the earlier of the date on which such Nonpayment Default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Debt has been accelerated (in which event the foregoing subclause (1) shall apply), if this Article 12 otherwise permits such payment, distribution or acquisition at the time of such payment, distribution or acquisition.
Section 12.04 Acceleration of Notes. If payment of the Notes is accelerated because of an Event of Default, the Company may not make, directly or indirectly through any Subsidiary or other person, any payment or distribution to the Trustee or any Holder in respect of Obligations with respect to the Notes and may not acquire from the Trustee or any Holder any Notes for cash or property until all principal and other Obligations with respect to the Senior Debt have been paid in full or such acceleration is rescinded in accordance with the terms of this Supplemental Indenture. The Company will promptly notify holders of Senior Debt of any such acceleration.
Section 12.05 When Distribution Must Be Paid Over.
     In the event that the Trustee or any Holder of the Notes receives any payment of any Obligations with respect to the Notes at a time when the payment is prohibited by Section 12.03 or Section 12.04, such payment will be held by the Trustee or such Holder, in trust for the benefit of, and will be paid forthwith over and delivered, upon written request, to, the holders of Senior Debt as their interests may appear or their Representative, if any, under the agreement, Indenture or other document (if any) pursuant to which Senior Debt may have been issued, as their respective interests may appear, for application to the payment of all Obligations with respect to Senior Debt remaining unpaid to the extent necessary to pay such Obligations in full in accordance with their terms, after giving effect to any concurrent payment or distribution to or for the holders of Senior Debt.
     With respect to the holders of Senior Debt, the Trustee undertakes to perform only those obligations on the part of the Trustee as are specifically set forth in this Article 12, and no implied covenants or obligations with respect to the holders of Senior Debt will be read into this Supplemental Indenture against the Trustee. The Trustee will not be deemed to owe any fiduciary duty to the holders of Senior Debt, and will not be liable to any such holders if the Trustee pays over or distributes to or on behalf of Holders or the Company or any other person money or assets to which any holders of Senior Debt are then entitled by virtue of this Article 12, except if such payment is made as a result of the willful misconduct or gross negligence of the Trustee.
Section 12.06 Notice by Company.
     The Company will promptly notify the Trustee and the Paying Agent of any facts known to the Company that would cause a payment of any Obligations with respect to the Notes to violate this Article 12, but failure to give such notice will not affect the subordination of the Notes to the Senior Debt as provided in this Article 12.
Section 12.07 Subrogation.
     After all Senior Debt is paid in full and until the Notes are paid in full, Holders of Notes will be subrogated (equally and ratably with all other Indebtedness pari passu with the Notes) to the rights of holders of Senior Debt to receive distributions applicable to Senior Debt to the extent that distributions otherwise payable to the Holders of Notes have been applied to the payment of Senior Debt. A distribution made under this Article 12 to holders of Senior Debt that otherwise would have been made to Holders of Notes is not, as between the Company and Holders, a payment by the Company on the Notes.
Section 12.08 Relative Rights.

     This Article 12 defines the relative rights of Holders of Notes and holders of Senior Debt. Nothing in this Supplemental Indenture will:
               (1) impair, as between the Company and Holders of Notes, the obligation of the Company, which is absolute and unconditional, to pay principal of, and interest, if any, on the Notes in accordance with their terms;
               (2) affect the relative rights of Holders of Notes and creditors of the Company other than their rights in relation to holders of Senior Debt; or
               (3) prevent the Trustee or any Holder of Notes from exercising its available remedies upon a Default or Event of Default, subject to the rights of holders and owners of Senior Debt to receive distributions and payments otherwise payable to Holders of Notes.
     If the Company fails because of this Article 12 to pay principal of, or interest, if any, on the Notes in accordance with their terms, the failure is still a Default or Event of Default.
Section 12.09 Subordination May Not Be Impaired by Company. No right of any holder of Senior Debt to enforce the subordination of the Indebtedness evidenced by the Notes may be impaired by any act or failure to act by the Company or any Holder or by the failure of the Company or any Holder to comply with this Supplemental Indenture.
Section 12.10 Distribution or Notice to Representative or Holders of Senior Debt.
     Whenever a distribution is to be made or a notice given to holders of any series of Senior Debt, the distribution may be made and the notice given to their Representative, if they have appointed one, and if no Representative has been appointed by the holders of any series of Senior Debt, such distribution or notice shall be made or given directly to such holders.
     Upon any payment or distribution of assets of the Company referred to in this Article 12, the Trustee and the Holders of Notes will be entitled to rely upon any order or decree made by any court of competent jurisdiction or upon any certificate of such Representative or of the liquidating trustee or agent or other person making any distribution to the Trustee or to the Holders of Notes for the purpose of ascertaining the persons entitled to participate in such distribution, the holders of the Senior Debt and other Indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article 12.
Section 12.11 Rights of Trustee and Paying Agent.
     Notwithstanding the provisions of this Article 12 or any other provision of the Indenture, the Trustee will not be charged with knowledge of the existence of any facts that would prohibit the making of any payment or distribution by the Trustee, and the Trustee and the Paying Agent may continue to make payments on the Notes, unless the Trustee has received at its Corporate Trust Office at least three Business Days prior to the date of such payment written notice of facts that would cause the payment of any Obligations with respect to the Notes to violate this Article 12, except for any acceleration of the Notes prior to making any such payment or distribution which is known by any officer of the Trustee prior to making any such payment or distribution. The notice may only be given by the Company or a Representative. For the avoidance of doubt, no such notice shall constitute a Payment Blockage Notice unless delivered in accordance with Section 12.03(a)(2). Nothing in this Article 12 will impair the claims of, or payments to, the Trustee under or pursuant to Section 7.7 of the Original Indenture.

     The Trustee in its individual or any other capacity may hold Senior Debt with the same rights it would have if it were not Trustee. Any Registrar, any Paying Agent and their successors hereunder may do the same with like rights.
Section 12.12 Authorization to Effect Subordination; Filing Proof of Claim.
     Each Holder of Notes, by the Holder’s acceptance thereof, authorizes and directs the Trustee on such Holder’s behalf to take such action as may be necessary or appropriate to effectuate the subordination as provided in this Article 12, and appoints the Trustee to act as such Holder’s attorney-in-fact for any and all such purposes. If the Trustee does not file a proper proof of claim or proof of debt in the form required in any proceeding referred to in Section 6.9 of the Original Indenture at least 30 days before the expiration of the time to file such claim or any Representative, are hereby authorized to file an appropriate claim for and on behalf of the Holders of the Notes.
Section 12.13 Reliance and Amendments
          (a) Each Holder of Notes by its acceptance thereof acknowledges and agrees that the subordination provisions set forth in this Article 12 are, and are intended to be, an inducement and a consideration for each holder of any Senior Debt, whether such Senior Debt was created or acquired before or after the issuance of the Notes, to acquire and continue to hold, or to continue to hold, such Senior Debt, and such holder of Senior Debt shall be deemed conclusively to have relied on such subordination provisions in acquiring and continuing to hold or in continuing to hold such Senior Debt.
          (b) The provisions of this Article 12 may not be amended or modified without the written consent of the holders of all Senior Debt. In addition, any amendment to, or waiver of, the provisions of this Article 12 that adversely affects the rights of the Holders of the Notes will require the consent of the Holders of a majority in aggregate principal amount of Notes then Outstanding.
Section 12.14 No Waiver of Subordination Provisions.
     Without in any way limiting the generality of Section 12.09, the holders of Senior Debt may, at any time and from time to time, without the consent of or notice to the Trustee or the Holders, without incurring responsibility to the Holders and without impairing or releasing the subordination provided in this Article 12 or the obligations hereunder of the Holders to the holders of Senior Debt, do any one or more of the following: (a) change the manner, place or terms of payment or extend the time of payment of, or renew or alter, Senior Debt, or otherwise amend or supplement in any manner Senior Debt or any instrument evidencing the same or any agreement under which Senior Debt is outstanding; (b) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing Senior Debt; (c) release any person liable in any manner for the collection of Senior Debt; and (d) exercise or refrain from exercising any rights against the Company and any other person.
[Remainder of the page intentionally left blank]

     IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the day and year first above written.

TELEFLEX INCORPORATED
By:	/s/ Richard A. Meier
	Name:	Richard A. Meier
	Title:	Executive Vice President and Chief Financial Officer

AIRFOIL TECHNOLOGIES INTERNATIONAL-CALIFORNIA, INC.
AIRFOIL TECHNOLOGIES INTERNATIONAL-OHIO, INC.
ARROW INTERNATIONAL INVESTMENT CORP.
ARROW INTERVENTIONAL, INC.
SPECIALIZED MEDICAL DEVICES, LLC
TECHNOLOGY HOLDING COMPANY
TECHNOLOGY HOLDING COMPANY II
TECHNOLOGY HOLDING COMPANY III
TELEFLEX HOLDING COMPANY II
TFX EQUITIES INCORPORATED
TFX GROUP LLC
TFX INTERNATIONAL CORPORATION
TFX MEDICAL WIRE PRODUCTS, INC.
TFX NORTH AMERICA INC.
VASONOVA, INC.
THE STEPIC MEDICAL DISTRIBUTION CORPORATION
TELEFLEX MEDICAL INCORPORATED
ARROW INTERNATIONAL, INC.
ARROW MEDICAL PRODUCTS, LTD.

By:	/s/ C. Jeffrey Jacobs
	Name:	C. Jeffrey Jacobs
Title:	(1) Vice President and Treasurer (other than as
      noted below)
(2) President and Treasurer (in the case of
      TFX North America Inc.)
(3) Vice President (in the case of TFX Equities
      Incorporated)
(4) President (in the case of Technology
      Holding Company, Technology Holdings
      Company II, Technology Holding Company
      III and TFX International Corporation)
(5) Vice President and Secretary (in the case
      of Teleflex Holding Company II and TFX
Group LLC)

2

WELLS FARGO BANK, N.A., as Trustee
By:	/s/ Richard Prokosch
Name: Richard Prokosch
Title: Vice President

SCHEDULE A
Guarantors

Jurisdiction of
Entity	Formation
Airfoil Technologies International-California, Inc.	DE
Airfoil Technologies International-Ohio, Inc.	DE
Arrow International Investment Corp.	DE
Arrow Interventional, Inc.	DE
Specialized Medical Devices LLC	DE
Technology Holding Company	DE
Technology Holding Company II	DE
Technology Holding Company III	DE
TeleFlex Holding Company II	DE
TFX Equities Incorporated	DE
TFX Group LLC	DE
TFX International Corporation	DE
TFX Medical Wire Products, Inc.	DE
TFX North America Inc.	DE
VasoNova, Inc.	DE
The Stepic Medical Distribution Corporation	NY
TeleFlex Medical Incorporated	CA
Arrow International, Inc.	PA
Arrow Medical Products Ltd.	PA

EXHIBIT A
[Face of Note]
[THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE OF A DEPOSITORY. THIS NOTE IS EXCHANGEABLE FOR NOTES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITORY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND NO TRANSFER OF THIS NOTE (OTHER THAN A TRANSFER OF THIS NOTE AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY OR BY A NOMINEE OF THE DEPOSITORY TO THE DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY) MAY BE REGISTERED EXCEPT IN LIMITED CIRCUMSTANCES.
UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN. ]*

*	This legend should be included only if the Note is issued as a Global Note.

CUSIP/CINS 879369AB2
6.875% Senior Subordinated Notes due 2019

No. ___	$____________*
TELEFLEX INCORPORATED
promises to pay to _______ or registered assigns,
the principal sum of _____________________________________________ DOLLARS [(or such lesser principal amount as shall be reflected in the books and records of the Trustee and Depository)] on June 1, 2019.
Interest Payment Dates: June 1 and December 1
Regular Record Dates: May 15 and November 15
Dated: _______________, 20[ ]
IN WITNESS WHEREOF, TELEFLEX INCORPORATED has caused this instrument to be signed manually or by facsimile by two of its duly authorized Officers.
Date: June ___, 2011

TELEFLEX INCORPORATED
By:
	Name:	Richard A. Meier
	Title:	Executive Vice President and Chief Financial Officer

By:
	Name:	C. Jeffrey Jacobs
	Title:	Treasurer

This is one of the Notes referred to
in the within-mentioned Indenture:

WELLS FARGO BANK, N.A., as Trustee
By:
Authorized Signatory

[Back of Note]
6.875% Senior Subordinated Notes due 2019
     Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.
     (1) Interest. Teleflex Incorporated, a Delaware corporation (the “Company”), promises to pay or cause to be paid interest on the principal amount of this Note at 6.875% per annum from ________________, ___ until maturity. The Company will pay, if any, semi-annually in arrears on June 1 and December 1 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that, if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided further that the first Interest Payment Date shall be _____________, ____. The Company will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the otherwise applicable interest rate on the Notes to the extent lawful; it will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest, if any (without regard to any applicable grace period), at the same rate to the extent lawful.
     Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.
     (2) Method of Payment. The Company will pay interest on the Notes (except defaulted interest, if any) to the Persons who are registered Holders of Notes at 5:00 p.m., New York City time, on the May 15 or November 15 next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Original Indenture with respect to defaulted interest. The Company shall pay the principal of and interest on any Global Note in immediately available funds to the Depository or its nominee, as the case may be, as the registered Holder of such Global Note. The Company, through the Paying Agent, shall make all payments of principal, premium, if any, and interest, if any, with respect to Physical Notes by wire transfer of immediately available funds to the accounts specified by the Holders of the Physical Notes or, if no such account is specified, by mailing a check to each such Holder’s registered address. Such payment will be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.
     (3) Paying Agent and Registrar. Initially, Wells Fargo Bank, N.A., the Trustee under the Indenture, will act as Paying Agent and Registrar. The Company may change the Paying Agent or Registrar without prior notice to the Holders of the Notes. The Company or any of its Subsidiaries may act as Paying Agent or Registrar.
     (4) Indenture. The Company issued the Notes under a base indenture dated August 2, 2010, between the Company and the Trustee (the “Original Indenture”), as supplemented by the Second Supplemental Indenture dated as of June 13, 2011 (the “Second Supplemental Indenture” and the Original Indenture as supplemented by the Second Supplemental Indenture, the “Indenture”) among the Company, the Guarantors and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the TIA.

The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Notes are unsecured obligations of the Company. The Indenture does not limit the aggregate principal amount of Notes that may be issued thereunder.
     (5) Optional Redemption.
          (a) At any time prior to June 1, 2014, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of Notes issued under the Supplemental Indenture (including any Additional Notes), upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 106.875% of the principal amount of the Notes redeemed, plus accrued and unpaid interest, if any, to, but not including, the date of redemption (subject to the rights of Holders of Notes on the relevant record date to receive interest on the relevant interest payment date), with the net cash proceeds of an Equity Offering by the Company; provided that:
     (A) at least 65% of the aggregate principal amount of Notes originally issued under the Supplemental Indenture (excluding Notes held by the Company and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and
     (B) the redemption occurs within 120 days of the date of the closing of such Equity Offering.
          (b) At any time prior to June 1, 2015, the Company may on any one or more occasions redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of the Notes redeemed, plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, but not including, the date of redemption, subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date.
          (c) Except pursuant to the preceding paragraphs, the Notes will not be redeemable at the Company’s option prior to June 1, 2015.
          (d) On or after June 1, 2015, the Company may on any one or more occasions redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, on the Notes redeemed, to, but not including, the applicable date of redemption, if redeemed during the twelve-month period beginning on June 1 of the years indicated below, subject to the rights of Holders of Notes on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage
2015	103.438%
2016	101.719%
2017 and thereafter	100.000%
Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

     (6) Mandatory Redemption. The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.
     (7) Repurchase at the Option of Holder.
          (e) If a Change of Control occurs, each Holder of Notes will have the right to require the Company to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s Notes pursuant to an offer by the Company (a “Change of Control Offer”) on the terms set forth in the Indenture. In the Change of Control Offer, the Company will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest, if any, on the Notes repurchased to, but not including, the date of purchase, subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date. Within ten days following any Change of Control, the Company will mail a notice to each Holder with a copy to the Trustee describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such compliance.
          (f) If the Company or a Restricted Subsidiary of the Company consummates any Asset Sales, within ten Business Days of each date on which the aggregate amount of Excess Proceeds exceeds $50.0 million, the Company will make an offer (an “Asset Sale Offer”) to all Holders of Notes and, if required by the terms of any Indebtedness that is pari passu with the Notes, all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in the Indenture with respect to offers to purchase, prepay or redeem with the proceeds of sales of assets to purchase, prepay or redeem the maximum principal amount of Notes and such other pari passu Indebtedness (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith) that may be purchased, prepaid or redeemed out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount, plus accrued and unpaid interest, if any, to, but not including, the date of repurchase, subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and other pari passu Indebtedness tendered in (or required to be prepaid or redeemed in connection with) such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee will select the Notes and the Company will select such other pari passu Indebtedness to be purchased on a pro rata basis, based on the amounts tendered or required to be prepaid or redeemed (with such adjustments as may be deemed appropriate by the Trustee so that only Notes in denominations of $2,000, or an integral multiple of $1,000 in excess thereof, will be purchased). Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero. Holders of Notes that are subject of an offer purchase will receive an Asset Sale Offer from the Company prior to any related purchase date and may elect to have such Notes purchased by completing the form entitled “Option of Holder to Elect Purchase” attached to the Notes.
     (8) Notice of Redemption. At least 30 days but not more than 60 days before a redemption date, the Company will mail or cause to be mailed, by first class mail, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture pursuant to Articles 7 or 8 of the Second Supplemental Indenture. Notes and portions of Notes selected will be in amounts of $2,000 or whole multiples of $1,000 in excess thereof; except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder shall be redeemed or purchased.
     (9) Denominations, Transfer, Exchange. The Notes are in registered form in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Company need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the next succeeding Interest Payment Date.
     (10) Persons Deemed Owners. The registered Holder of a Note may be treated as the owner of it for all purposes. Only registered Holders have rights under the Indenture.
     (11) Amendment, Supplement and Waiver. The provisions governing amendment, supplement and waiver of any provision of the Indenture, the Notes or the Note Guarantees are set forth in Article 10 of the Second Supplemental Indenture.
     (12) Defaults and Remedies. The Defaults and Event of Default relating to the Notes are set forth in Section 6.01 of the Second Supplemental Indenture.
     (13) Subordination. Payment of principal of, premium on, if any, and interest, if any, on, the Notes is subordinated to the prior payment of Senior Debt on the terms provided in the Indenture.
     (14) Trustee Dealings with Company. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee.
     (15) No Recourse Against Others. No director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or the Guarantors under the Notes, the Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

     (16) Authentication. This Note will not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.
     (17) Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).
     (18) CUSIP Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes, and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed thereon.
     (19) GOVERNING LAW. THE INDENTURE, EACH OF THE NOTES, EACH OF THE NOTE GUARANTEES AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THE INDENTURE, EACH OF THE NOTES AND EACH OF THE NOTE GUARANTEES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Assignment Form
     To assign this Note, fill in the form below:
(I) or (we) assign and transfer this Note to :__________________________________________________________________
     (Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)
and irrevocably appoint                                                                                                                              to transfer this Note on the books of the Company. The agent may substitute another to act for him.
Date: _______________

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

Option of Holder to Elect Purchase
     If you want to elect to have this Note purchased by the Company pursuant to Section 4.05 or 4.08 of the Second Supplemental Indenture, check the appropriate box below:
☐ Section 4.05                     ☐ Section 4.08
     If you want to elect to have only part of the Note purchased by the Company pursuant to Section 4.05 or Section 4.08 of the Indenture, state the amount you elect to have purchased:
$_______________
Date: _______________

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

EXHIBIT B
[FORM OF SUPPLEMENTAL INDENTURE
TO BE DELIVERED BY SUBSEQUENT GUARANTORS]
     Supplemental Indenture (this “Supplemental Indenture”), dated as of ________________, among __________________ (the “Guaranteeing Subsidiary”), a subsidiary of Teleflex Incorporated (or its permitted successor), a Delaware corporation (the “Company”), the Company, the other Guarantors (as defined in the Indenture referred to herein) and Wells Fargo Bank, N.A., as trustee under the Indenture referred to below (the “Trustee”).
WITNESSETH
     WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (the "Original Indenture”), dated as of August 2, 2010 and a second supplemental indenture, dated as of June 13, 2011 (the “Second Supplemental Indenture” and, together with the Original Indenture, the "Indenture”) providing for the issuance of 6.875% Senior Subordinated Notes due 2019 (the “Notes”);
     WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Company’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Note Guarantee”); and
     WHEREAS, pursuant to Section 10.01 of the Second Supplemental Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.
     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiary and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:
     1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
     2. Agreement to Guarantee. The Guaranteeing Subsidiary hereby agrees to provide an unconditional Guarantee on the terms and subject to the conditions set forth in the Second Supplemental Indenture including but not limited to Article 9 thereof.
     4. No Recourse Against Others. No director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or the Guarantors under the Notes, the Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.
     5. NEW YORK LAW TO GOVERN. THIS SUPPLEMENTAL INDENTURE AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
     6. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

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     7. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.
     8. The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary and the Company.

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     IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.
     Dated: _______________,

[Guaranteeing Subsidiary]
By:
Name:
Title:

Teleflex Incorporated
By:
Name:
Title:

[Existing Guarantors]
By:
Name:
Title:

WELLS FARGO BANK, N.A., as Trustee
By:
Authorized Signatory

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